Exhibit 2.3

*Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

PUBLIC INTEREST DATA, INC.,

ALL OF THE STOCKHOLDERS OF PUBLIC INTEREST DATA, INC.,

STEPHEN W. ZAUTKE, AS STOCKHOLDER REPRESENTATIVE

AND

BLACKBAUD, INC.

Dated as of February 1, 2011

i

3.2	Authority	29
3.3	Organization and Good Standing	29
3.4	No Conflict	29
3.5	Governmental Consents	29
3.6	Litigation	29
3.7	No Other Representations or Warranties	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BLACKBAUD		30

4.1	Organization and Standing	30
4.2	Authority	30
4.3	No Conflict	30
4.4	Consents	31
4.5	Litigation	31
4.6	Capital Resources; Solvency	31
4.7	Investment Intent	31

ARTICLE V ADDITIONAL AGREEMENTS		31

5.1	Confidentiality	31
5.2	Publicity	31
5.3	Reasonable Efforts	32
5.4	Additional Documents and Further Assurances	32
5.5	Expenses	32
5.6	Employment Arrangements	32
5.7	Consents	33
5.8	Tax Matters	33
5.9	Preservation of Records	34
5.10	Termination of Stockholders’ Agreement	34

ARTICLE VI CLOSING DELIVERIES		35

6.1	Closing Deliverables of the Company and the Stockholders	35
6.2	Closing Deliverables of Blackbaud	36

ARTICLE VII INDEMNIFICATION AND ESCROW		36

7.1	Survival of Representations and Warranties	36
7.2	Indemnification by the Stockholders	37
7.3	Indemnification by Blackbaud	38
7.4	Calculation of Losses; Limitations on Indemnification	38
7.5	Claims for Indemnification	40
7.6	Escrow	43
7.7	Stockholder Representative	43

ARTICLE VIII GENERAL PROVISIONS		46

8.1	Amendments and Waivers	46
8.2	Notices	46
8.3	Interpretation	47
8.4	Counterparts; Facsimiles	48
8.5	Entire Agreement; Assignment	48
8.6	Schedule of Exceptions	48
8.7	Severability	49
8.8	Governing Law	49
8.9	Rules of Construction	49

8.10	Specific Performance	49
8.11	Attorneys’ Fees	49
8.12	WAIVER OF JURY TRIAL	49
8.13	Representation of Company and its Affiliates	49

ARTICLE IX DEFINITIONS		50

9.1	Definitions	50

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Blackbaud Employment Agreement

Exhibit C	Form of Non-Continuing Employee Severance Agreement and Release

Exhibit D	Form of Consultant Severance Agreement and Release

Exhibit E	Form of Legal Opinion of Counsel to the Company

Exhibit F	Form of Noncompetition Agreement

Schedule	Description

I	Stockholders

II	Named Customers

1.3(a)	Allocation of Certain Company Transaction Expenses Among Stockholders

1.4(a)	Milestones

1.5(a)	Sample Working Capital Calculation

5.6(a)(i)	Continuing Employees

5.6(a)(ii)	Key Employees

5.6(b)(i)	Non-Continuing Employees

5.6(b)(ii)	Non-Continuing Employees Required to Execute Non-Continuing Employee Severance Agreement and Release Prior to Closing

6.1(b)	Mandatory Third Party Consents

6.1(c)	Agreements to be Terminated

6.1(d)	Agreements to be Amended

6.1(m)	Noncompetition Agreements

9.1(1)	Knowledge of the Company

Schedule of Exceptions

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2011 by and among Blackbaud, Inc., a Delaware corporation (“Blackbaud”), Public Interest Data, Inc., a Virginia corporation (such corporation and any predecessor entity thereto, the “Company”), all of the stockholders of the Company listed on Schedule I hereto (the “Stockholders”) and Stephen W. Zautke, as the representative of the Stockholders (the “Stockholder Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Article IX hereof.

RECITALS

A. The Stockholders own all of the issued and outstanding shares of the capital stock of the Company, consisting of 10,000 shares of Company Common Stock (the “Shares”).

B. Blackbaud desires to purchase all of the Shares from the Stockholders, and the Stockholders desire to sell the Shares to Blackbaud, upon the terms and conditions of this Agreement (the “Sale”).

C. Blackbaud shall deposit in escrow a portion of the consideration payable by it in connection with the Sale as security for the indemnification obligations and any Working Capital Deficiency set forth in this Agreement.

D. The Company and the Stockholders, on the one hand, and Blackbaud, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Sale.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE OF SHARES; CLOSING

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Stockholders shall sell, transfer, convey, assign and deliver to Blackbaud, and Blackbaud shall purchase, acquire and accept from the Stockholders, all of the Shares, free and clear of all Liens (other than those imposed by applicable Law), with the Stockholders delivering to Blackbaud certificates evidencing the Shares, duly endorsed for transfer, and with Blackbaud making the payments to the Stockholders, the Stockholder Representative and the Escrow Agent as described in Section 1.3 hereof.

1.2 Closing. The closing of the Sale (the “Closing”) is taking place on the date of execution of this Agreement by means of conference call and the electronic exchange of signature pages by the parties hereto. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. To the extent permitted by applicable Law and GAAP, the parties will treat the Closing as being effective as of 12:01 a.m. on the Closing Date.

1.3 Purchase Price and Closing Payments.

(a) Payment to Stockholders. Subject to the terms and conditions hereof, as consideration for the transfer of the Shares from the Stockholders to Blackbaud (in addition to the payment of the Escrow Amount under Section 1.3(b) hereof and any Earnout Payment after the Closing under Section 1.4 hereof, and subject to adjustment after the Closing in accordance with Section 1.5 hereof), at or prior to the Closing, Blackbaud shall pay to the Stockholders in cash, without interest, an amount equal to (x) the Initial Purchase Price (i) less the sum of (A) Company Transaction Expenses as of the Closing, (B) any amount of Closing Company Indebtedness as of the Closing and (C) any Working Capital Deficiency pursuant to Section 1.5(a) hereof, (ii) plus any Working Capital Surplus pursuant to Section 1.5(a) hereof (all such adjustments are referred to herein as the “Purchase Price Adjustments” and the resulting purchase price referred to as the “Closing Purchase Price”), less (y) the Escrow Amount and less (z) the Stockholder Representative Amount. Each Stockholder shall be paid their Pro Rata Share of the total amount paid by Blackbaud under this Section 1.3(a); provided, however, that, not withstanding anything to the contrary contained herein, the Stockholders hereby agree that, as between the Stockholders, The Michael F. MacLeod Revocable Trust Dated 10/3/2000 and The Delbert Clark Revocable Trust Dated 3/8/2001 shall bear, on an equal basis between them, the total amount of those Transaction Expenses identified on Schedule 1.3(a) hereof (which Schedule 1.3(a) includes the bonus amounts to be paid to the Company Personnel listed thereon, and which amounts, if not paid by the Closing, Blackbaud agrees to cause the Company to pay after the Closing), the Stockholders hereby agree that The Michael F. MacLeod Revocable Trust Dated 10/3/2000 and The Delbert Clark Revocable Trust Dated 3/8/2001 shall bear, on an equal basis between them, the total amount of such Transaction Expenses as between the Stockholders, and any Purchase Price Adjustments with respect to such Transaction Expenses (including any Other Adjustment Amounts after the Closing under Section 1.5 hereof) shall be borne solely by The Michael F. MacLeod Revocable Trust Dated 10/3/2000 and The Delbert Clark Revocable Trust Dated 3/8/2001 and not any of the other Stockholders, and the amounts paid to each of the Stockholders under this Agreement or otherwise allocated to the Stockholders in connection with the Escrow Account or the Stockholder Representative Fund shall be adjusted accordingly. Payments by Blackbaud to each Stockholder under this Section 1.3(a) shall be made by wire transfer of immediately available funds to an account designated by such Stockholder.

(b) Payment to Escrow Account. At or prior to the Closing, Blackbaud shall pay, by wire transfer of immediately available funds to an account designated by the Escrow Agent, an amount equal to (i) the Escrow Amount to Wells Fargo Bank, National Association (the “Escrow Agent”), as escrow agent under the Escrow Agreement, dated as of the Closing Date, by and among Blackbaud, the Stockholder Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), for deposit in the escrow account (the “Escrow Account”) to be established, maintained and managed by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agent and (ii) 50% of any escrow costs, fees and expenses required to be paid in accordance with the terms of the Escrow Agreement.

(c) Stockholder Representative Fund. At or prior to the Closing, Blackbaud shall pay to the Stockholder Representative, by wire transfer of immediately available funds to an account designed by the Stockholder Representative, an amount equal to $100,000 (the “Stockholder Representative Amount”) to hold as an escrow fund (the “Stockholder Representative Fund”) in accordance with Section 7.7 hereof.

(d) Payments for Company Transaction Expenses and Company Closing Indebtedness. At or prior to the Closing, Blackbaud shall pay (i) the Company Transaction Expenses identified on the Estimated Closing Statement to each Person that is identified therein as being owed Company Transaction Expenses as of the Closing and (ii) the Closing Company Indebtedness identified on the Estimated Closing Statement to each Person identified therein as a creditor with respect to Closing Company Indebtedness; provided, that, other than with respect to amounts owed to Zanbar Capital, LLC (“Zanbar”) or its Affiliates, Blackbaud may elect not to pay at or prior to the Closing any creditor for Closing Company Indebtedness listed on the Estimated Closing Statement for amounts that are not otherwise due and owing at or prior to the Closing and instead permit such Closing Company Indebtedness to continue to remain outstanding after the Closing; provided, further, that such outstanding amounts for Closing Company Indebtedness shall be deemed for all purposes of this Agreement to have been paid at the Closing and the Stockholders shall not have any liability or obligations under this Agreement after the Closing with respect to such outstanding Closing Company Indebtedness (other than for any Final Purchase Price Adjustments with respect to such Closing Company Indebtedness under Section 1.5).

1.4 Earnout Payments and Procedures.

(a) Earnout. In addition to the Closing Purchase Price payable pursuant to Section 1.3 hereof, Blackbaud shall pay to the Stockholder Representative for distribution to the Stockholders reasonably promptly thereafter, in cash or by wire transfer of immediately available funds to an account designated by the Stockholder Representative, Earnout Payments in the amounts forth on Schedule 1.4(a) hereto, all in accordance with the terms and conditions set forth in this Section 1.4. Except to the extent otherwise agreed by the Stockholders, any payments by the Stockholder Representative to the Stockholders under this Section 1.4 will be allocated to each Stockholder based on its Pro Rata Share.

(b) Earnout Procedures.

(i) Within fifteen (15) Business Days following January 31, 2012, Blackbaud shall prepare and deliver, or cause to be delivered, to the Stockholder Representative a statement (an “Earnout Payment Statement”), certified by the chief executive officer or chief financial officer of Blackbaud, stating (1) Blackbaud’s good faith determination of the Database Management Services Revenue and Merge/Purge Revenue during period from February 1, 2011 to January 31, 2012, (2) Blackbaud’s good faith determination as to which portions of Milestone 1 (as described in Schedule 1.4(a) hereto) have been achieved and (3) specifying in reasonable detail Blackbaud’s calculation of the portion of the First Earnout Amount payable (“First Earnout Payment”), in each case subject to the provisions of this Section 1.4. Within fifteen (15) Business Days following January 31, 2013, Blackbaud shall prepare and deliver, or cause to be delivered, to the Stockholder Representative an Earnout Payment Statement, certified by the chief executive officer or chief financial officer of Blackbaud, stating (1) Blackbaud’s good faith determination of the Database Management Services Revenue and Merge/Purge Revenue during period from February 1, 2012 to January 31, 2013, (2) Blackbaud’s good faith determination as to which portions of Milestone 2 (as described in Schedule 1.4(a) hereto) have been achieved and (3) specifying in reasonable detail Blackbaud’s calculation of the portion of the Second Earnout Amount payable (“Second Earnout Payment” and, collectively with the First Earnout Payment, the “Earnout Payments”).

(ii) The Stockholder Representative shall deliver to Blackbaud, within thirty (30) days following its receipt of an Earnout Payment Statement (the “Earnout Objection Deadline Date”), either a notice of acceptance of (an “Earnout Acceptance Notice”), or a notice of objection to (an “Earnout Objection Notice”), the determination of the amount of the First Earnout Payment or Second Earnout Payment, as applicable, as set forth in such Earnout Payment Statement. If the Stockholder Representative delivers to Blackbaud an Earnout Acceptance Notice, or if the Stockholder Representative does not deliver an Earnout Objection Notice by the Earnout Objection Deadline Date, then, effective as of the earlier of (1) the date of delivery of such Earnout Acceptance Notice or (2) the close of business on the Earnout Objection Deadline Date, the amount of the First Earnout Payment or Second Earnout Payment, as applicable, as set forth in such Earnout Payment Statement shall be deemed to be final. If the Stockholder Representative delivers an Earnout Objection Notice by the Earnout Objection Deadline Date, such objections shall be resolved as follows: (A) for a period of ten (10) Business Days after delivery of such Earnout Objection Notice, the Stockholder Representative and Blackbaud shall use their commercially reasonable efforts and negotiate in good faith to resolve such objections, and any definitive written agreement with respect to all or any portion of the objected matters within such time period shall be final with respect to such matters; (B) if the Stockholder Representative and Blackbaud do not reach a definitive written agreement resolving all objections set forth on such Earnout Objection Notice within ten (10) Business Days after delivery of such Earnout Objection Notice, then the Stockholder Representative and Blackbaud shall immediately act to engage the Selected Independent Firm as promptly as possible to resolve any remaining objections set forth on the Earnout Objection Notice (the “Unresolved Earnout Objections”); and (C) within twenty (20) Business Days after the date of its engagement hereunder, the Selected Independent Firm shall determine whether the objections raised by the Stockholder Representative are valid and shall issue a written ruling which shall include (X) a description of any resolutions to objections agreed upon by Blackbaud and the Stockholder Representative, (Y) a reasonably detailed description of the Selected Independent Firm’s resolution of the Unresolved Earnout Objections and its basis therefore, and (Z) a statement of the final amount of the First Earnout Payment or Second Earnout Payment, as applicable. The Selected Independent Firm shall be limited in its engagement and decision to resolving the Unresolved Earnout Objections in accordance with the provisions of this Section 1.4. Each of Blackbaud and Stockholder Representative shall bear its own expenses incurred in connection with the resolution of any Earnout Payment Statement, and, if engaged, the fees and expenses of the Selected Independent Firm for its engagement in connection with this Section 1.4 (the “Earnout Dispute Costs”) shall be borne by Blackbaud and the Stockholder Representative in the same proportion that the dollar amount of disputed portion of the Earnout Payment which is not resolved in favor of such party bears to the total dollar amount of disputed portion of the Earnout Payment resolved by the Selected Independent Firm (by way of example only, if the total amount of Earnout Payment in dispute is $1,000,000 and the Selected Independent Firm determines that $250,000 of such Earnout Payment should be paid to the Stockholder Representative (for distribution to the Stockholders), the Stockholder Representative shall bear 75% of the Earnout Dispute Costs and Blackbaud shall bear 25% of the Earnout Dispute Costs). The resolution by the Selected Independent Firm of the Unresolved Earnout Objections shall be conclusive and binding. The Stockholder Representative and Blackbaud agree that, except for any violation of Section 1.4(c) hereof, the procedure set forth in this Section 1.4(b)(ii) for resolving disputes with respect to the amount of the Earnout Payment shall be the sole and exclusive method for resolving any such disputes.

(iii) For purposes hereof, a “Final Earnout Determination” shall mean the occurrence of any of the following (A) the receipt by Blackbaud of an Earnout Acceptance Notice from the Stockholder Representative, (B) the passing of the Earnout Objection Deadline Date where the Stockholder Representative does not deliver an Earnout Objection Notice or (C) the final determination by the Selected Independent Firm of all Unresolved Earnout Objections. Within fifteen (15) Business Days after a Final Earnout Determination, Blackbaud shall pay to the Stockholder Representative (for distribution to the Stockholders) the applicable final Earnout Payment as agreed to by the Stockholder Representative and Blackbaud or determined by the Selected Independent Firm.

(iv) Subject to Section 5.1 hereof, Blackbaud agrees to provide promptly all information as reasonably requested by the Stockholder Representative or, if the Selected Independent Firm is engaged, the Selected Independent Firm, and to make available for inspection and review the by the Stockholder Representative or, if applicable, the Selected Independent Firm, during regular business hours upon reasonable prior notice, the books and records of Blackbaud relating to the achievement of the Milestones, in each case as reasonably relevant to the determination of whether the Milestones have been completed and the calculation of the Earnout Payments (provided, that the Selected Independent Firm must agree to keep such information confidential and not use or disclose such information except in accordance with the performance of its engagement as contemplated by this Section 1.4).

(c) Earnout Measurements and Covenants.

(i) From the Closing until after a Final Earnout Determination is made with respect to the Second Earnout Payment in accordance with the provisions of Section 1.4(b) (the “Earnout Process Period”), Blackbaud shall maintain financial accounts, books and records reasonably necessary to support and document the determination of whether the milestones have been reached and the calculation of each Earnout Payment.

(ii) All Database Management Services Revenue and Merge/Purge Revenue earned from the Closing until January 31, 2013 (the “Earnout Measurement Period”) shall be recorded by Blackbaud in accordance with applicable Law and GAAP, consistent with the manner used by the Company to prepare its income statement for the fiscal year ended December 31, 2010 (including the same accounting methods, practices, principles, policies and procedures and with consistent classifications, judgments and valuation and estimation methodologies (including with respect to revenue recognition and allowances for doubtful accounts)). In the event that Blackbaud is required to record any Database Management Services Revenue and Merge/Purge Revenue during the Earnout Measurement Period in a manner inconsistent with the first sentence of this Section 1.4(c)(ii), Blackbaud shall keep during the Earnout Process Period a separate set of financial accounts, books and records for determining Database Management Services Revenue and Merge/Purge Revenue during the Earnout Measurement Period which accounts, books and records shall comply with the first sentence of this Section 1.4(c)(ii).

(iii) During the Earnout Measurement Period, Blackbaud shall (A) act in good faith with respect to the operation of its and its Affiliates’ businesses (including the Company) in respect of Database Management Services Revenue and Merge/Purge Revenue and (B) use its reasonable best efforts to continue its relationships with the Named Customers with respect to Database Management Services and Merge/Purge Services.

(iv) If during the Earnout Measurement Period, Blackbaud sells or otherwise disposes of the Company (whether by stock sale, merger or otherwise) or all or a material portion of the Company’s business or assets, in either case to a third party, then upon the consummation of such sale or disposition to a third party, all milestones for the Earnout Payments under this Section 1.4 that have not been subject to a Final Earnout Determination prior to the consummation of such sale or disposition shall be deemed to have been met, and Blackbaud shall pay to the Stockholders both the First Earnout Amount and the Second Earnout Amount (if not previously subject to a Final Earnout Determination prior to the consummation of such sale or disposition) within fifteen (15) Business Days after the consummation of such sale or disposition.

(v) During the Earnout Process Period, upon the reasonable request of the Stockholder Representative (but in any event, not more than once per three (3) month period), Blackbaud shall promptly deliver to the Stockholder Representative a statement setting forth Blackbaud’s good faith determination as of the last available fiscal quarter prior to such request of Blackbaud’s and the Company’s Database Management Services Revenue and Merge/Purge Revenue performance during the portion of the Earnout Measurement Period covered by such statement and the total year to date amount through the end of such period (for the avoidance of doubt, any information disclosed pursuant to this Section 1.4(c)(v) shall be subject to the requirements of Section 5.1 hereof).

(vi) The Stockholders covenant and agree that they will not distribute any of the payments received from Blackbaud as result of achieving any portion of Milestone 1 or Milestone 2 to employees of Blackbaud, its Affiliates or its Subsidiaries.

1.5 Estimated Closing Statement; Closing Adjustments to Closing Purchase Price.

(a) Prior to the Closing, the Company shall prepare and deliver to Blackbaud a statement, certified by the Company’s chief executive officer in a form reasonably acceptable to Blackbaud (the “Estimated Closing Statement”) containing (i) an estimated balance sheet, prepared in accordance with applicable Law and GAAP, consistent with the manner used by the Company to prepare its balance sheet as of the fiscal year ended December 31, 2010 (including the same accounting methods, practices, principles, policies and procedures and with consistent classifications, judgments and valuation and estimation methodologies), projecting the Company’s financial condition as of 11:59 p.m. on the day immediately prior to the Closing Date prior to giving effect to the Transactions (the “Estimated Closing Balance Sheet”), including Total Current Assets, Total Current Liabilities, Working Capital and the related Working Capital Surplus or Working Capital Deficiency from the amounts set forth in such Estimated Closing Balance Sheet, (ii) a detailed spreadsheet containing (A) an itemized list of all Company Transaction Expenses as of the Closing, including the name, dollar amount and all necessary wire transfer information for each Person to whom such Company Transaction Expenses are expected to be owed as of the Closing and (B) an itemized list of all estimated Closing Company Indebtedness, including the name, dollar amount and all necessary wire transfer information for each Person to whom such estimated Closing Company Indebtedness is expected to be owed as of the Closing, (iii) any estimated Purchase Price Adjustments as a result of the information contained in such Estimated Closing Balance Sheet or such detailed spreadsheet and (iv) the amount of cash to be paid to each Stockholder at the Closing in accordance with Section 1.3(a) hereof, including all necessary wire transfer information for each Stockholder. To the extent that Working Capital as shown on the Estimated Closing Balance Sheet is less than the Working Capital Target (a “Working Capital Deficiency”), the Initial Purchase Price shall be decreased by the amount of the Working Capital Deficiency. To the extent that Working Capital as shown on the Estimated Closing Balance Sheet is more than the Working Capital Target (a “Working Capital Surplus”), the Initial Purchase Price shall be increased by the amount of the Working Capital Surplus. Attached as Schedule 1.5(a) hereto for illustrative purposes only is a sample calculation of the Working Capital as of December 31, 2010 using the reviewed balance sheet of the Company as of December 31, 2010 (subject to the adjustments noted in such schedule), including the Total Current Assets and Total Current Liabilities and the components thereof, as well as the resulting Purchase Price Adjustment for Working Capital. The Closing Purchase Price is subject to further adjustment in accordance with the provisions of this Section 1.5.

(b) Within ninety (90) days following the Closing Date, Blackbaud shall prepare (or cause to be prepared) and deliver to the Stockholder Representative a statement, certified by Blackbaud’s chief executive officer or chief financial officer in a form reasonably acceptable to the Stockholder Representative (the “Closing Statement”), containing Blackbaud’s good faith determination of (i) the actual balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date prior to giving effect to the Transactions (the “Closing Balance Sheet”), including Total Current Assets, Total Current Liabilities, Working Capital and the related Working Capital Surplus or Working Capital Deficiency from the amounts set forth in the Estimated Closing Balance Sheet, (ii) the actual Company Transaction Expenses and Closing Company Indebtedness as of the Closing in a detailed spreadsheet that includes an itemized list of each such Company Transaction Expense and Closing Company Indebtedness and each person to whom such Company Transaction Expense or Closing Company Indebtedness was owed as of the Closing (for the avoidance of doubt, in the event that all or any portion of any Company Transaction Expense, including any bonus or severance obligation, that is listed on the Estimated Closing Statement has not been paid by or on behalf of the Company prior to the delivery of the Closing Statement and such Company Transaction Expense is not a non-contingent contractual obligation of the Company at such time, the amount of such Company Transaction Expense that was not paid shall be deemed to not have been an actual Company Transaction Expense as of the Closing) and (iii) any adjustments to the Purchase Price Adjustments paid at the Closing as a result of the information contained in such Closing Balance Sheet or such spreadsheet. The Closing Statement and the Closing Balance Sheet shall be prepared in accordance with applicable Law and GAAP, consistent with the manner used by the Company to prepare its balance sheet as of the fiscal year ended December 31, 2010, including the same accounting methods, practices, principles, policies and procedures and with consistent classifications, judgments and valuation and estimation methodologies.

(c) If the Stockholder Representative disagrees with any aspect of the Closing Statement, the Stockholder Representative may, within thirty (30) days after receipt of the Closing Statement (the “Examination Period”) deliver to Blackbaud a notice of dispute setting forth in reasonable detail the amounts which the Stockholder Representative believes to be correct in the Closing Statement, the actual line item or items disputed, the amounts disputed and the basis for such dispute (each, a “Payment Dispute Notice”). At any time prior to the expiration of the Examination Period, the Stockholder Representative may in its sole discretion amend and/or withdraw any previously submitted Payment Dispute Notice. In connection with the Stockholder Representative’s review of the Closing Statement and the Purchase Price Adjustments contained therein, Blackbaud will, subject to Section 5.1 hereof, (i) provide the Stockholder Representative and its Representatives with access during normal business hours, upon reasonable prior notice, to the Company and it Representatives and the books, records, accounts and files of the Company pertaining to the calculation of the Closing Statement and the Purchase Price Adjustments contained therein and (ii) reasonably cooperate with the Stockholder Representative and its Representatives in such review. Upon the expiration of the Examination Period, if no Payment Dispute Notice has been provided by the Stockholder Representative during the Examination Period, or if all provided Payment Dispute Notice(s) have been withdrawn by the Stockholder Representative, then the Closing Statement provided pursuant to Section 1.5(b) above shall be deemed accepted by the Stockholder Representative and shall become a “Final Closing Statement” and the Purchase Price Adjustments contained therein shall be deemed “Final Purchase Price Adjustments”. However, if upon the expiration of the Examination Period, one or more Payment Dispute Notice(s) has or have been delivered and not withdrawn, then, until ten (10) Business Days following the end of the Examination Period (the “Negotiation Period”), Blackbaud and the Stockholder Representative shall negotiate in good faith to attempt to agree on the Closing Statement. If the parties reach a definitive written agreement on any or all of such amounts within the Negotiation Period, such agreement shall be final (and if there is definitive written agreement on all of such amounts, the Closing Statement, as adjusted pursuant to such agreement, shall become a Final Closing Statement and the Purchase Price Adjustments contained therein shall be deemed Final Purchase Price Adjustments).

(d) To the extent a Payment Dispute Notice has been delivered and not withdrawn and no agreement pursuant to Section 1.5(c) above is reached during the Negotiation Period, then either Stockholder or Blackbaud may require that the parties engage the McLean, Virginia office of Argy, Wiltse & Robinson, P.C. (or if such firm declines such engagement or is otherwise no longer independent of the parties at such time, the Mid-Atlantic (i.e., Northern Virginia, Washington, D.C. or Maryland) office of such other nationally recognized independent accounting firm as may be mutually selected by Blackbaud and the Stockholder Representative, and if none is mutually selected, such firm with similar credentials as selected by the Washington D.C. Regional Office of the American Arbitration Association) (the “Selected Independent Firm”) to examine the disputed items and deliver its results which shall include any adjustments required to the Closing Statement (which as adjusted by the Selected Independent Firm, shall become a Final Closing Statement), including the Purchase Price Adjustments contained therein (which as adjusted by the Selected Independent Firm, shall be deemed Final Purchase Price Adjustments), to Blackbaud and the Stockholders no later than thirty (30) Business Days following acceptance of such engagement. Stockholder Representative and Blackbaud agree to use their commercially reasonably efforts to effect the selection and appointment of the Selected Independent Firm pursuant to this Section 1.5(d) as promptly as reasonably practicable. The Selected Independent Firm shall be limited in its engagement and decision to applying such agreed upon procedures to the particular line items and range of amounts set forth in the Payment Dispute Notice(s) and not settled by written agreement during the Negotiation Period, and shall not render a decision on any other portion of the Closing Statement or any amount outside such disputed range of amounts for any such line items. In connection with the Selected Independent Firm’s review of the Closing Statement and the Purchase Price Adjustments contained therein, Blackbaud will (i) provide the Selected Independent Firm and its Representatives with access during normal business hours, upon reasonable prior notice, to the Company and it Representatives and the books, records, accounts and files of the Company pertaining to the calculation of the Closing Statement and the Purchase Price Adjustments contained therein and (ii) reasonably cooperate with the Selected Accounting Firm and its Representatives in such review (provided, that the Selected Independent Firm must agree to keep such information confidential and not use or disclose such information except in accordance with the performance of its engagement as contemplated by this Section 1.5). The decision of the Selected Independent Firm shall be in writing and include reasonable detail about the basis for such decision. The decision of the Selected Independent Firm shall be final and binding upon the parties. Each of Blackbaud and Stockholder Representative shall bear its own expenses incurred in connection with the resolution of the Closing Statement, and, if engaged, the fees and expenses of the Selected Independent Firm for its engagement in connection with this Section 1.5 (the “Audit Costs”) shall be borne by Blackbaud and the Stockholder Representative in the same proportion that the dollar amount of disputed items which are not resolved in favor of such party bears to the total dollar amount of disputed items resolved by the Selected Independent Firm (by way of example only, if the total amount of disputed items by the Stockholder Representative is $100,000 and the Stockholder Representative is awarded $70,000 by the Selected Independent Firm, the Stockholder Representative shall bear 30% of the Audit Costs and Blackbaud shall bear 70% of the Audit Costs).

(e) For purposes hereof, the “Working Capital Adjustment Amount” shall mean an amount equal to (i) the Working Capital as shown in the Final Closing Statement, less (ii) the Working Capital as shown in the Estimated Closing Statement. If the absolute value of the Working Capital Adjustment Amount is $50,000 or less, then no adjustment shall be made to the Closing Purchase Price after the Closing Date under this Section 1.5 in connection with Working Capital. If the Working Capital Adjustment Amount is a positive number greater than $50,000, then Blackbaud shall pay to the Stockholders an amount in cash equal to the Working Capital Adjustment Amount within fifteen (15) Business Days after the date on which the Closing Statement has become a Final Closing Statement, with such payment amount allocated to each Stockholder based on its Pro Rata Share and made by wire transfer of immediately available funds to an account designated by each such Stockholder. If the Working Capital Adjustment Amount is a negative number with an absolute value greater than $50,000, then Blackbaud and the Stockholder Representative shall prepare and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account to Blackbaud an amount in cash equal to the Working Capital Adjustment Amount within five (5) Business Days of the Escrow Agent’s receipt of the joint written instructions.

(f) For purposes hereof, the “Other Adjustment Amount” shall mean an amount equal to (i) the aggregate amount of the Company Transaction Expenses and Closing Company Indebtedness as shown in the Final Closing Statement, less (ii) the aggregate amount of the Company Transaction Expenses and Closing Company Indebtedness as shown in the Estimated Closing Statement. If the Other Adjustment Amount is a negative number, then Blackbaud shall pay to the Stockholders an amount in cash equal to the Other Adjustment Amount within fifteen (15) Business Days after the date on which the Closing Statement has become a Final Closing Statement, with such payment amount allocated to each Stockholder based on its Pro Rata Share and made by wire transfer of immediately available funds to an account designated by each such Stockholder. If the Other Adjustment Amount is a positive number, then Blackbaud and the Stockholder Representative shall prepare and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account to Blackbaud an amount in cash equal to the Other Adjustment Amount within five (5) Business Days of the Escrow Agent’s receipt of the joint written instructions.

1.6 Escrow Payments for Earnout and Purchase Price Adjustment. Notwithstanding any provision in this Agreement, including Sections 1.4 and 1.5 above, to the contrary, all reductions from the Escrow Amount permitted pursuant to Sections 1.4 and 1.5 shall be made on a dollar-for-dollar basis regardless of amount and without regard to the Individual Threshold Amount or Aggregate Threshold Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Blackbaud, subject only to such exceptions as are specifically disclosed in the schedule of disclosures and exceptions (referencing the appropriate section and paragraph numbers) supplied to Blackbaud (the “Schedule of Exceptions”) dated as of the date hereof as to the matters specified in this Article II and except as expressly contemplated by the terms of this Agreement or the Related Agreements:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power to own its properties and to carry on its business as currently conducted. Except as set forth in Section 2.1(i) of the Schedule of Exceptions, the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions in which the failure to be so qualified or licensed and in good standing would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Attached to Section 2.1(ii) of the Schedule of Exceptions is a true and correct copy of the Company’s articles of incorporation and bylaws (collectively, the “Company Charter Documents”), each as amended and in full force and effect on the date hereof. Section 2.1(iii) of the Schedule of Exceptions lists the directors and officers of the Company as of the date hereof prior to giving effect to the Transactions. The operations now being conducted by the Company are not now and have not during the past five (5) years been conducted by the Company under any other name. The Company is not in violation of any of the provisions of the Company Charter Documents.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, 10,000 of which are issued and outstanding as of the date of this Agreement. The Shares constitute all of the issued and outstanding equity interests in the Company.

(b) The Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities Laws in all material respects. The Company has not repurchased any shares of Company Capital Stock except in compliance with all applicable federal, state, foreign, or local Laws, including federal, state and foreign securities Laws and any agreements applicable thereto. As of the Closing, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except for the Shares, the Company has no other capital stock authorized, issued or outstanding.

(c) The Company has never adopted or maintained any plan providing for equity compensation of any Person. Except as set forth in Section 2.2(c) of the Schedule of Exceptions, the Company has not granted any options to purchase Company Capital Stock or any other type of stock award. There are no outstanding options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2(c) of the Schedule of Exceptions, there are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights, written or oral, with respect to the Company. The Company is not a party to, and as of the date hereof, to the Knowledge of the Company, there are no other voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company other than the Stockholders’ Agreement.

2.3 Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not otherwise own any shares of capital stock or any equity interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock with respect thereto.

2.4 Authority. The Company has all requisite corporate or other power and authority to enter into this Agreement and the other agreements referenced herein or required hereby (the “Related Agreements”) to which it is a party, and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate or other action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement, the Related Agreements, and the Transactions. This Agreement and the Related Agreements to which the Company is a party will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflict. Except as set forth in Section 2.5 of the Schedule of Exceptions, the execution and delivery by the Company of this Agreement and the Related Agreements, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Company Charter Documents, (ii) any mortgage, indenture, lease, contract (whether written or oral), covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets, except, with respect to clauses (ii) or (iii), where such Conflict would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company or the Stockholders in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

2.7 Company Financial Statements.

(a) Section 2.7 of the Schedule of Exceptions sets forth the Company’s reviewed balance sheet as of December 31, 2010, and the related reviewed statements of income, cash flows and stockholder equity for the twelve month period then ended (the foregoing financial statement of the

Company and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements are correct in all material respects and have been prepared in accordance with GAAP, consistently applied in all material respects, throughout the periods indicated (in accordance with the requirements for reviewed financial statements). The Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the date and during the period indicated therein, subject to normal year-end adjustments, which are not material in amount. A certified public accounting firm has reviewed and issued a report on the Financial Statements, which is included as part of the Financial Statements.

(b) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company (including any Company Personnel) nor its independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of the Company or any Company Personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8 No Undisclosed Liabilities. To the Knowledge of the Company, the Company does not have any material obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether or not required to be reflected in financial statements in accordance with GAAP, except liabilities which individually or in the aggregate (i) have been reflected in the Financial Statements, (ii) have arisen since in the ordinary course of business consistent with past practices since the date of the Financial Statements or pursuant to the terms of this Agreement or the Related Agreements or (iii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Contract identified in Sections 2.13 or 2.14 hereof).

2.9 No Changes. Since December 31, 2010, except as set forth in Section 2.9 of the Schedule of Exceptions, there has or have not been, occurred or arisen any:

(a) transaction by the Company, which is material to the Company, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Charter Documents;

(c) capital expenditure or commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), other than payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business or of liabilities reflected or reserved against in the Financial Statements;

(e) pending or, to the Knowledge of the Company, threatened action, suit or other legal proceeding by or before any Governmental Entity with respect to a labor dispute or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company;

(f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(g) change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, material agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h) revaluation by the Company of any of its assets (whether tangible or intangible);

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company with a book value in excess of $10,000 in any one case or $25,000 in the aggregate, whether or not covered by insurance;

(k) except in the ordinary course of business consistent with past practice or pursuant to the written plans and policies of the Company in effect as of December 31, 2010 and listed on Section 2.23(a)(i) of the Schedule of Exceptions, a material increase in the base salary or other compensation payable or to become payable by the Company to any Company Personnel, or the declaration, payment, commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(l) entry into any material Contract to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension or material amendment or modification of the terms of any material Contract to which the Company is a party or by which it or any of its assets are bound;

(m) sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company taken as a whole, including the sale of any accounts receivable of the Company, or any creation of any security interest in any such material assets or material properties;

(n) (i) loan made by the Company to any Person that is outstanding as of the date hereof (other than accounts receivables, deposits and prepaid expenses in the ordinary course of business, including advances to Company Personnel for travel and business expenses in the ordinary course of business), (ii) incurrence by the Company of any indebtedness, (iii) guarantee by the Company of any indebtedness, (iv) issuance or sale of any debt securities of the Company or (v) guarantee of any debt securities of others;

(o) granting of any waiver or release by the Company of any right or claim material to the Company, including any write-off or other compromise of any material account receivable of the Company;

(p) commencement, settlement, written notice or, to the Knowledge of the Company, threat, of any lawsuit or legal proceeding or other investigation by a Governmental Entity against the Company;

(q) written notice of any claim or potential claim of ownership by any Person other than the Company of any Company Intellectual Property owned, developed or created by the Company, or of any claim or potential claim of infringement by the Company of any other Person’s Intellectual Property;

(r) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or any stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(s) (i) sale or license by the Company of any Company Intellectual Property or execution of any agreement with respect to any Company Intellectual Property (other than customer contracts in the ordinary course of business), (ii) purchase or license by the Company of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any other Person, except as contemplated by this Agreement, (iii) agreement by the Company with respect to the development of any Intellectual Property with a third party (other than customer contracts in the ordinary course of business), or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company, except in the case of clause (i) or (ii), with respect to non-exclusive end user licenses of object code in the ordinary course of business;

(t) agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(u) any other event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

(v) agreement by the Company, or any officer, employee or director on behalf of the Company, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.9.

2.10 Tax Matters.

(a) Tax Returns and Audits.

(i) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports, including for sales and use taxes (each a “Tax Return”), relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true and correct and have been completed in accordance with applicable law.

(ii) The Company has paid all Taxes it is required to pay and has withheld with respect to Company Personnel and other Persons and timely paid over to the appropriate Tax authority all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld and paid over.

(iii) The Company is not currently delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) The Company has disclosed on its federal income tax returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code.

(v) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified by any Tax authority (orally or in writing, formally or informally) of any intent or plan to request such an audit or other examination.

(vi) The Company does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved on the Closing Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Financial Statements other than in the ordinary course of business.

(vii) The Company has delivered to Blackbaud or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use and/or value added Tax Returns for the Company filed for all periods since January 1, 2008, together with all related workpapers and analysis created by or on behalf of the Company.

(viii) There are (and, immediately following the Closing Date, there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

(ix) The Company (A) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar provisions of state, local or foreign law) filing a consolidated federal or state income Tax Return, (B) has never been a party to any tax sharing, indemnification or allocation agreement, (C) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or agreement, or otherwise, or (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) No adjustment relating to any Tax Return filed by the Company currently is proposed in writing by any Tax authority to the Company or any representative thereof.

(xii) There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law) relating to the Company which could affect the Company’s liability for Taxes for any period on or after the Closing Date. The Company has not changed any method of accounting that will require it to make any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law) for any period ending on or after the Closing Date.

(xiii) The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

(xiv) With respect to any property transferred in connection with the performance of services for the Company, the provisions of Section 83 of the Code have been complied with by the Company in all material respects (including with respect to the filing of any applicable statements or elections).

(xv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(xvi) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xvii) Except as set forth in Section 2.10(a)(xvii) of the Schedule of Exceptions, the Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to and no Tax authority has made a claim that the Company is subject to Tax in any jurisdiction other than its place of incorporation or formation.

(xviii) At all times from its inception through December 31, 2007, the Company was validly treated as a “C Corporation” for all Tax purposes. At all times since January 1, 2008, the Company has validly been treated as an “S Corporation” within the meaning of Section 1361(a) of the Code and comparable provisions of any state or local Tax Law under which the Company files Tax Returns.

(xix) Except as set forth in Section 2.10(a)(xix) of the Schedule of Exceptions, the Company does not have any potential liability for any Tax under Section 1374 of the Code.

(b) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible as a result of the application of Sections 162(m) or 404 of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require the Company, Blackbaud or any Affiliate of Blackbaud to gross up a payment to any Company Personnel for Tax related payments or cause a penalty or additional tax under Section 409A of the Code.

2.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any present material business practice of the Company, any material acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company in any material respect, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company is not bound by any agreement under which the Company is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property.

(b) Section 2.12(b)(i) of the Schedule of Exceptions sets forth a list of all real property currently leased by the Company or otherwise currently used or occupied by the Company for the operation of the Company’s business (the “Leased Real Property”), together with the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease. Except as set forth in Section 2.12(b)(ii) of the Schedule of Exceptions, all such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, by any other party thereto.

(c) The Company has provided Blackbaud true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements to which the Company is bound other than those identified in Section 2.12(b)(i) of the Schedule of Exceptions. Except as identified in Section 2.12(b)(ii) of the Schedule of Exceptions, the Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the Transactions will not (i) affect the enforceability against any Person of any current Lease Agreement or the rights of the Company to the continued use and possession of the current Leased Real Property for the conduct of business as presently conducted, (ii) require the consent of any party to the Lease Agreements or (iii) result in a breach of any of the Lease Agreements or permit any party to the Lease Agreements to modify the terms of such Lease Agreements following the Closing.

(d) The Leased Real Property is in operating condition, is regularly maintained and, to the Knowledge of the Company, is free from material structural, physical and mechanical defects and is suitable for the conduct of the business of the Company as presently conducted.

(e) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any judgments or Liens, except (i) as reflected in the Financial Statements, (ii) Liens set forth in Section 2.12(e) of the Schedule of Exceptions, (iii) Liens for Taxes, assessments and similar charges which are not yet due and payable, or are being contested in good faith and have been disclosed in Section 2.12(e) of the Schedule of Exceptions, and (iv) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

(f) Section 2.12(f) of the Schedule of Exceptions lists all items of equipment (the “Equipment”) with a book value in excess of $20,000 and owned or leased by the Company, and such Equipment is (i) in operating condition and regularly maintained, subject to normal wear and tear, and (ii) together with the other equipment of the Company, adequate for the conduct of the business of the Company as currently conducted.

(g) The Company has either (i) sole and exclusive ownership of, free and clear of any judgments or Liens, or (ii) the valid right to use unrestricted in any material respect by contract or statute (other than requirements under privacy laws and confidentiality obligations to its customers) its records relating to customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (such records, the “Customer Information”). Subject to privacy laws and confidentiality obligations to its customers, no Person other than the Company possesses any licenses, Liens or claims with respect to the use of the Customer Information owned by the Company, or has rights to the Customer Information as a whole.

2.13 Intellectual Property.

(a) Section 2.13(a)(i) and Section 2.13(a)(ii) of the Schedule of Exceptions contain, respectively, a complete and accurate list of (i) all products and services marketed by the Company in the five (5) years preceding the date hereof and (ii) all products and service offerings that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make available commercially in the future (such products described in clauses (i) and (ii), the “Company Products”).

(b) Section 2.13(b) of the Schedule of Exceptions contains a complete and accurate list, as of the date hereof, of the following Owned Company Intellectual Property: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights and material unregistered Copyrights and applications therefor, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. Except (i) as required in connection with any registration of Company Owned Intellectual Property and (ii) as necessary for the use of the Owned Company Intellectual Property, all material logbooks, documents and records supporting the creating and ownership of Owned Company Intellectual Property which obtains value by virtue of being maintained confidential, have been confidentially retained by the Company. All necessary documents and certificates in connection with the registration of any Owned Company Intellectual Property that has been registered have been filed with the relevant patent, copyright, trademark or other authorities in the United States or elsewhere in the world, as the case may be, for the purposes of prosecuting, maintaining (to the extent due prior to the date hereof) or registering such Owned Company Intellectual Property. There are no actions that must be taken by the Company within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, or preserving or renewing any Owned Company Intellectual Property that has been registered or is under application to be registered. The Company has not claimed “small business status” in the application for or registration of any Owned Company Intellectual Property.

(c) Section 2.13(c) of the Schedule of Exceptions contains a complete and accurate list, as of the date hereof, of the Domain Name registrations of the Company. Section 2.13(c) of the Schedule of Exceptions identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. The Company’s use and registration of its Domain Name registrations does not infringe any third party’s Intellectual Property Rights. In the case in which the Company has acquired ownership of a Domain Name registration from another party, the Company has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar.

(d) In each case in which the Company has acquired ownership of any Trademarks, Copyrights, or Patents currently included in the Owned Company Intellectual Property from another person (excluding, however Trademarks, Copyrights or Patents acquired from employees of the Company in the ordinary course of business pursuant to a separate written agreement or by operation of law) (each of which are identified in Section 2.13(d) of the Schedule of Exceptions), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all of the transferor’s rights in and to all such Intellectual Property to the Company and has recorded or had recorded each such assignment that involves registered Owned Company Intellectual Property with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or, as applicable, their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable laws.

(e) Other than non-exclusive outbound “shrink-wrap” licenses in the forms set forth in Section 2.13(e) of the Schedule of Exceptions, Section 2.13(e) of the Schedule of Exceptions contains a complete and accurate list of all Contracts as of the date hereof (such agreements, the “Company Intellectual Property Agreements”) (i) under which the Company uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into any Company Products and that has not been substantially customized solely for use by Company or (ii) under which the Company has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property, in each case specifying the parties to the agreement, the relevant Company Intellectual Property and any ongoing royalty payments. The Company has not granted any exclusive license under any Owned Company Intellectual Property or any licenses to use any Company Source Code (excluding licenses to third parties granted in the ordinary course of business who are providing or have provided information technology services to the Company). To the Knowledge of the Company, there are no pending disputes regarding the scope of any Company Intellectual Property Agreements, performance under any Company Intellectual Property Agreements, or with respect to payments made or received under any Company Intellectual Property Agreements.

(f) The Company Intellectual Property is sufficient for the conduct of the business of the Company as it is currently conducted. Without limiting the foregoing, the Company has the right to use all software development tools, library functions, or compilers that the Company (i) uses to create, modify, compile, or support any Company Product or (ii) uses to provide any services provided by the Company.

(g) The Company owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than encumbrances, restrictions or other obligations expressly set forth in any of the Company Intellectual Property Agreements. All Owned Company Intellectual Property was written and created by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Company, and no third party will, as of the Closing, own any of the Owned Company Intellectual Property. No Company Personnel owns or has a license to any Company Intellectual Property other than the right to use Company Intellectual Property in connection with his or her duties to the Company.

(h) Except as set forth in Section 2.13(h) of the Schedule of Exceptions, the Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Owned Company Intellectual Property and, to the Knowledge of the Company and the Stockholders, there have not occurred any unauthorized uses, disclosures or infringements of any such Trade Secrets by any person. All use and disclosure by the Company of Trade Secrets owned by another person have been pursuant to the terms of a written agreement with or other permission by such person or was otherwise lawful. Without limiting the foregoing, the Company has a policy requiring all employees to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Blackbaud, and consultants and contractors who are or have been engaged in the preparation of Owned Company Intellectual Property to execute an agreement that includes confidentiality and assignment provisions.

Copies of all such agreements with consultants and contractors have been provided to Blackbaud. The Company has enforced such policy and all current and former employees, and consultants and contractors who are or have been engaged in the preparation of Owned Company Intellectual Property have executed assignment agreements with the Company, and all current and former employees, and consultants and contractors who are given access to Confidential Information of the Company have signed confidentiality agreements with the Company.

(i) To the Knowledge of the Company, none of the Company’s current products or services or other operation of the Company’s business has infringed upon, misappropriated, or otherwise violated, or is infringing upon, misappropriating, or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the Knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating, or otherwise violating any Owned Company Intellectual Property.

(j) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon the Company or, to the Knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement, misappropriation, or other violation by the Company or any of its current products or services or other operation of the Company’s business of the Intellectual Property Rights of such third party. To the Knowledge of the Company, there is no pending or threatened claim against the Company or its customers challenging the validity or enforceability of, or contesting the Company’s rights with respect to, any of the Company Intellectual Property. The Company has not received any written opinion of counsel regarding, (i) any potential allegation of infringement or misappropriation by the Company, (ii) the application of any Patent to the Company Products, or (iii) the operation of the Company’s business as presently conducted. The Company is not subject to any order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company Intellectual Property.

(k) The execution and delivery of this Agreement and the consummation of the Transactions will not result in (i) the Company granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, (iii) the imposition of any Lien on any Owned Company Intellectual Property as a result of any act of the Company, or (iv) as of the Closing, Blackbaud or any of its Subsidiaries being required, under the terms of any agreement to which the Company is a party, to grant any third party any rights or licenses to any of Blackbaud’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights or to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Company had the transactions contemplated by this Agreement not occurred.

(l) As of the date hereof, to the Knowledge of the Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products. The Company has implemented procedures consistent with standard industry practices with respect to the detection and quarantining of viruses, disabling codes, or other malicious code.

(m) Except as set forth in Section 2.13(m) of the Schedule of Exceptions, the Company’s software developers have not incorporated any Open Source Software into any software that is provided as a Company Product by the Company; notwithstanding the foregoing, the Shareholders and Company make no representation with respect to whether Open Source Software has been incorporated by third parties into third-party proprietary software licensed to the Company under a non-open source conventional license as opposed to an open source license.

(n) The Company has not experienced any substantial defects in the software and hardware used in its business as it is currently conducted that have not been satisfactorily resolved.

(o) None of the Company Source Code for the Company Products or Trade Secrets has been published or disclosed by the Company (except to its employees or advisers or pursuant to non-disclosure agreements) or, to the Knowledge of the Company, by any other Person except as authorized by the Company under a non-disclosure agreement enforceable by the Company. Except as set forth in Section 2.13(o) of the Schedule of Exceptions, there are no Contracts pursuant to which the Company has deposited, or is required to deposit, with an escrow agent or any other Person, any Company Source Code.

(p) The Company’s collection and dissemination of personal customer information and personal information of its customers’ constituents in connection with its business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and applicable law or regulation of any Governmental Entity with jurisdiction over the Company. The execution, delivery or performance of this Agreement by Company and Stockholders will not result in any violation of any Company Privacy Policy or any Law pertaining to privacy. Except as set forth in Section 2.13(p) of the Schedule of Exceptions, the Company has at all applicable times maintained compliance with the Visa Cardholder Security Information Program, and the Payment Card Industry Data Security Standards governing the physical security of end user information and data.

(q) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Knowledge of the Company, no Company Personnel who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Company Personnel was also performing services for the Company.

(r) The Company does not have any commitment to any standards body to license any Owned Company Intellectual Property, to any Person by virtue of that Person being a member of a standards body, or to any Person by virtue of that Person having implemented a standard administered or promulgated by a standards body. The Company Products are not required to be compliant with any standards promulgated or administered by, or with any operating systems offered by, any third party.

(s) If the Company has exported the Company Products, or any technical information or other technology within its control, it has done so in compliance with U.S. export laws and regulations promulgated and enforced by the Bureau of Export Administration.

(t) The Company possesses (i) a list of all components of the Company’s software systems which constitute Owned Company Intellectual Property and of all miscellaneous related items that are required for employees and representatives of the Company to work with and develop such software systems, or which have been used to develop, test, maintain, or modify such software systems, and (ii) the associated supporting documentation, scripts, code libraries, testing file, configuration or property files, defect tracking database, test script repository, build and test scripts, database schemas, ancillary software, and all other similar components, data, and materials, in each case, that are required for such systems to function or which are currently used to develop, test, maintain, or modify such software systems.

2.14 Contracts. As of the date hereof, except as set forth in Section 2.14 of the Schedule of Exceptions, the Company is not a party to, nor is it bound by:

(a) any (i) employment, consulting or other Contract with an employee or individual consultant or salesperson, (ii) consulting or sales Contract with a firm or other organization to provide services to the Company or (iii) Contract pursuant to which the Company must pay commissions, in each case of clauses (i) through (iii), involving payments by the Company in excess of $10,000 per year;

(b) any written or oral agreement or plan regarding rights to or the issuances of Company Capital Stock or any other profit sharing plan, including any stock option plan, stock appreciation rights plan, phantom stock plan or stock purchase plan;

(c) any fidelity or surety bond or completion bond involving amounts in excess of $10,000;

(d) any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

(e) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(f) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(g) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit involving amounts in excess of $10,000;

(h) any purchase order or Contract for the purchase by the Company of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

(i) any dealer, distribution, marketing or development Contract;

(j) any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, customer or other Contract for use or distribution of the Company’s products, technology or services;

(k) any other Contract that involves (i) amounts in excess of $10,000 individually or $25,000 in the aggregate with all related Contracts and is not cancelable without penalty within ninety (90) days, (ii) minimum purchase commitments by the Company in excess of $10,000 per year, or (iii) ongoing service or support obligations and that are not cancelable without penalty or refund within ninety (90) days, (iv) the development or delivery of any customer-specified product enhancements or upgrades, or (v) co-marketing arrangements, most-favored nations undertakings or price protection mechanisms.

2.15 No Defaults. Except as set forth in Section 2.15 of the Schedule of Exceptions, the Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Except as set forth in Section 2.15 of the Schedule of Exceptions, each Contract required to be disclosed under Sections 2.13 or 2.14 hereof is in full force and effect, and the Company is not in material default thereunder, nor, to the Knowledge of the Company, is any other party to any such Contract in material default thereunder. Except as set forth in Section 2.15 of the Schedule of Exceptions, the consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof, except for such violations, breaches, modifications, cancellations, terminations and suspensions that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.15 of the Schedule of Exceptions or as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, immediately following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Contracts required to be disclosed under Sections 2.13 or 2.14 hereof to the same extent the Company would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such Transactions not occurred.

2.16 Interested Party Transactions.

(a) Except as set forth in Section 2.16(a) of the Schedule of Exceptions, no officer or director or, to the Knowledge of the Company, holder of more than five percent (5%) of the outstanding shares of Company Capital Stock (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest, an “Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company, any services, products or technology, or (iii) a beneficial interest in any Contract to which the Company is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or stockholder of the Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation, or three percent (3%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

(b) All transactions pursuant to which any officer, director or stockholder of the Company or any Interested Person has purchased any services, products or technology from, or sold or furnished any services, products or technology to, the Company, have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company and is in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which the failure to have been issued or granted or be in full force and effect would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

2.18 Litigation. Except as set forth in Section 2.18 of the Schedule of Exceptions, there is no action, suit, claim or proceeding of any nature by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such. There is no investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such by any Governmental Entity. Since January 1, 2008, no Governmental Entity has provided the Company with written notice challenging or questioning the legal right of the Company to conduct its operations as conducted at that time or as presently conducted, which challenge or question has not been resolved.

2.19 Accounts Receivable.

(a) The Company has made available to Blackbaud a list of all accounts receivable of the Company as of the date of the Financial Statements, together with the respective range of days elapsed since each invoice.

(b) All of the Company’s accounts receivable are bona fide, arose in the ordinary course of business and are carried at values determined in accordance with GAAP, less any reserves for doubtful accounts set forth on the Financial Statements. Except as set forth in Section 2.19(b) of the Schedule of Exceptions, no Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

2.20 Minute Books. The minutes of the proceedings of meetings and written actions of the Board of Directors and the stockholders of the Company provided to Blackbaud are the only minutes of the Company as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the Board of Directors (or committees thereof) of the Company and of all meetings and actions by written consent of the stockholders of the Company, since the time of incorporation of the Company.

2.21 Environmental, Health and Safety Matters.

(a) The Company has at all times complied and, to the Knowledge of the Company, is in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of its facilities and properties and the operation of its business.

(b) To the Knowledge of the Company, the Company has not received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Materials, or owned or operated any property or facility (and not such property or facility is contaminated by any Hazardous Materials so as to create a “Recognized Environmental Condition” under ASTM 1527-05) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.

(e) The Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

2.22 Fees and Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

2.23 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.23(a)(i) of the Schedule of Exceptions contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (whether or not under a Company Employee Plan). Neither the Company nor any of its ERISA Affiliates has made any commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law). Section 2.23(a)(ii) of the Schedule of Exceptions sets forth a table listing the name and salary of each exempt employee and/or consultant of the Company.

(b) Documents. The Company has delivered to Blackbaud (i) correct and complete copies all Company Employee Plan documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA for any Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets, (iv) all material communications relating to any established or proposed Company Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company or its ERISA Affiliates, (v) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (vi) discrimination test results for each Company Employee Plan (if discrimination testing was required) for the three (3) most recent plan years, (vii) the most recent IRS determination letter issued with respect to each Company Employee Plan, and (viii) visa and work permit information with respect to current Company Personnel.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws. The Company and each of its ERISA Affiliates has performed all material obligations required to be performed by them under each Company Employee Plan. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code either has timely obtained a favorable determination letter from the IRS, or is in the form of a prototype, master or volume submitter plan document that has a current letter from the IRS stating that the language of such plan document meets the qualification requirements of Section 401(a) of the Code and the Company is entitled to reliance on such letter with regard to such Company Employee Plan, and nothing has occurred since the date of that determination letter or adoption of that prototype, master or volume submitter plan document that could reasonably be expected to cause any such Company Employee Plan to fail to qualify under § 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. As of the Closing, each Company Employee Plan that is not an Employee Agreement can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without Liability to Blackbaud, the Company, or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, its ERISA Affiliates or the Stockholders threatened by the IRS, U.S. Department of Labor or any other Governmental Entity with respect to any Company Employee Plan. The Company and its ERISA Affiliates are not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor is any employee or former employee of the Company subject to penalty or additional tax under Section 409A of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plans or Welfare Plans. The Company and its ERISA Affiliates have never maintained, established, sponsored, participated in, or contributed to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plans” for purposes of ERISA, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) an international plan that is a defined benefit pension plan. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. Except as set forth in Section 2.23(e) of the Schedule of Exceptions, no Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Company Personnel (either individually or to Company Personnel as a group) or any other Person that such Company Personnel or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefit, except to the extent required by statute.

(f) Effect of Transaction. Except as set forth in Section 2.23(f) of the Schedule of Exceptions, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or (ii) a penalty or additional tax under Section 409A of the Code with respect to any Company Personnel. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party or by which any of them is bound to compensate any Company Personnel for excise taxes paid pursuant to Section 4999 of the Code.

(g) Employment Matters. The Company and each of its ERISA Affiliates: (i) has complied in all material respects with all applicable foreign, federal, state and local laws, collective agreements, works agreements, rules, practices and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours including orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expiration rules, applicable requirements in respect of staff representation and paid vacations, in each case, with respect to Company Personnel, (ii) has withheld and reported all amounts required by law or agreement to be withheld and reported with respect to wages, salaries and other payments to Company Personnel, (iii) are not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing, (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Personnel (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such liability that would not, individually or in the aggregate, be material to the Company. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its ERISA Affiliates under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its ERISA Affiliates has or anticipates any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h) Labor. No work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Company Personnel. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Personnel, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company presently is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Personnel, and no collective bargaining agreement is being negotiated by the Company. The Company is not and has not been a party to any redundancy agreements (including social plans or job protection plans). Except as set forth in Section 2.23(h) of the Schedule of Exceptions, the employment by the Company of all Employees is “at will” employment.

(i) Certain Compensation Arrangements. Except as set forth in Section 2.23(i) of the Schedule of Exceptions, there are no variable compensation plans or practices (including bonus plans or practices) with respect to Company Personnel. Except as set forth in Section 2.23(i) of the Schedule of Exceptions, the Company has not made any promises or other undertakings, oral or in writing, to any Company Personnel or any third party with respect to any such variable compensation plans or practices.

2.24 Insurance and Bonds. Section 2.24 of the Schedule of Exceptions lists all insurance policies and bonds (whether denominated as bid, litigation, performance, fidelity, AD&D, or otherwise) covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company or any of its Affiliates. The Company believes that such insurance policies and bonds are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by Persons with businesses, operations, properties and locales similar to those of Company. There is no claim by the Company or any of its Affiliates pending under any of such policies or bonds. All potentially insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable insurance policy notice provisions. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. All such insurance policies are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect. To the Knowledge of the Company, there is no threat of termination of, or premium increase with respect to, any of such policies. The bonds, if any, listed in Section 2.24 of the Schedule of Exceptions satisfy all requirements for such bonds set forth in (A) any Law applicable to the Company or its businesses and (B) any Contract of the Company.

2.25 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notice of violation with respect to any foreign, federal, state or local Laws, except for such non-compliance and violations which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for such non-compliance which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Products does and has complied in with all applicable Laws of each jurisdiction in which such Company Product is or has been sold directly or indirectly by or on behalf of the Company, including such Laws which pertain to: electrical safety; energy consumption of energy using products or components; the presence (or absence) of specified substances in electrical or electronic products, batteries or products generally; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage under approved scheme for end-of-life collection and return of products or of product packaging.

2.26 Foreign Corrupt Practices Act. The Company (including any of its officers or directors) has not taken or failed to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. Neither the Company nor, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any third party in obtaining or retaining business for or with, or directing business to, Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

2.27 Warranties; Indemnities. Except for warranties implied by law or set forth in Section 2.27 of the Schedule of Exceptions, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

2.28 Stockholder Loans. The Company has not loaned any money to any Company Personnel or the Stockholders, and none of such Persons is indebted to the Company for any amount (other than for advances to Company Personnel for travel and business expenses in the ordinary course of business).

2.29 Suppliers and Customers. Except as set forth in Section 2.29 of the Schedule of Exceptions, no licensor, vendor, supplier, licensee or customer of the Company within the twelve (12) month period prior to the Closing Date has cancelled or otherwise modified its relationship with the Company in a manner adverse to the Company in any material respect, and no such Person has communicated in writing to the officers, directors or other senior managers of the Company any intention to do so.

2.30 Privacy. The Company has delivered to Blackbaud correct and complete copies of all written policies maintained by the Company since January 1, 2006 with respect to privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Policies”). The Company has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any applicable Laws, contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Obligations”). The Company has not received written notice of any claims or alleged claims that the Company has violated Company Privacy Obligations and, to the Knowledge of the Company, no governmental agency is conducting a formal investigation to determine whether the Company has violated any Company Privacy Obligations. The consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation in any material respect, nor require the Company to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy.

2.31 Compliance with the Immigration Reform and Control Act. The Company is in material compliance with and has not violated in any material respect the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”). To the Knowledge of the Company, the Company has not been the subject of any investigation by a Government Entity relating to its compliance with or violation of the Immigration Laws.

2.32 Delivery of Documents. Section 2.32 of the Schedule of Exceptions contains a list of all documents that have been delivered by or on behalf of the Company to Blackbaud in connection with the Transactions. The copies of such documents that were provided to Blackbaud were true and complete copies of the respective documents.

2.33 No Untrue Statements. To the Knowledge of the Company, none of the representations or warranties made by the Company (as modified by the Schedule of Exceptions) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or anyone acting on behalf thereof pursuant to this Agreement contains any untrue statement of a material fact.

2.34 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS Article II AND OF THE STOCKHOLDERS CONTAINED IN Article III (IN EACH CASE, AS MODIFIED BY THE SCHEDULE OF EXCEPTIONS) OR IN ANY ANCILLARY DOCUMENTS RELATED TO THIS AGREEMENT, NEITHER THE COMPANY NOR THE STOCKHOLDERS, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, NOR ANY OTHER PERSON MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS AFFILIATES, THEIR RESPECTIVE BUSINESSES, THE STOCKHOLDERS, THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, AND THE COMPANY AND THE STOCKHOLDERS HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, THE STOCKHOLDERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND Article III HEREOF (AS MODIFIED BY THE SCHEDULE OF EXCEPTIONS) OR IN ANY ANCILLARY DOCUMENTS RELATED TO THIS AGREEMENT, THE COMPANY AND THE STOCKHOLDERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BLACKBAUD OR ANY OF ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BLACKBAUD OR ITS REPRESENTATIVE BY THE COMPANY, ANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby severally, but not jointly, represents and warrants to Blackbaud, subject only to such exceptions as are specifically disclosed in the Schedule of Exceptions (referencing the appropriate section and paragraph numbers) dated as of the date hereof as to the matters specified in this Article III:

3.1 Stockholder Title to Shares. Such Stockholder has good and marketable title to, and is the legal and beneficial owner of, its portion of the Shares set forth on Schedule I hereto, and upon consummation of the purchase contemplated herein, Blackbaud will acquire from such Stockholder good and marketable title to such Shares, free and clear of all Liens, excepting only such restrictions upon transfer, if any, as may be imposed by applicable Law.

3.2 Authority. Such Stockholder has all requisite corporate or other power and authority to enter into this Agreement and the Related Agreements, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate or other action on the part of such Stockholder, and no further action is required on the part of such Stockholder to authorize this Agreement, the Related Agreements, and the Transactions. This Agreement and the Related Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, will constitute the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Organization and Good Standing. Such Stockholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

3.4 No Conflict. The execution and delivery by such Stockholder of this Agreement and the Related Agreements, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict under (i) any provision of such Stockholder’s Stockholder Charter Documents, (ii) any Contract to which such Stockholder or any of its properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties (whether tangible or intangible) or assets, except in each case where such Conflict will not have a material and adverse effect on the ability of such Stockholder (or the Stockholder Representative in such Stockholder’s stead) to consummate the Transactions or perform its obligations under this Agreement or any Related Agreement.

3.5 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the ability of such Stockholder (or the Stockholder Representative in such Stockholder’s stead) to consummate the Transactions or perform its obligations under this Agreement or any Related Agreement.

3.6 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Stockholder, threatened, against such Stockholder or any of its properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to prohibit or materially restrain the ability of such Stockholder to enter into this Agreement or the Related Agreements or to consummate the Transactions.

3.7 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS CONTAINED IN THIS Article III AND OF THE COMPANY CONTAINED IN Article II (IN EACH CASE, AS MODIFIED BY THE SCHEDULE OF EXCEPTIONS) OR IN ANY ANCILLARY DOCUMENTS RELATED TO THIS AGREEMENT, NEITHER THE COMPANY NOR THE STOCKHOLDERS, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, NOR ANY OTHER PERSON MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS AFFILIATES, THEIR RESPECTIVE BUSINESSES, THE

STOCKHOLDERS, THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, AND THE COMPANY AND THE STOCKHOLDERS HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, THE STOCKHOLDERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND Article III HEREOF (AS MODIFIED BY THE SCHEDULE OF EXCEPTIONS) OR IN ANY ANCILLARY DOCUMENTS RELATED TO THIS AGREEMENT, THE COMPANY AND THE STOCKHOLDERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BLACKBAUD OR ANY OF ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BLACKBAUD OR ANY OF ITS REPRESENTATIVES BY THE COMPANY, ANY STOCKHOLDER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLACKBAUD

As of the date hereof Blackbaud hereby represents and warrants to the Company and the Stockholders:

4.1 Organization and Standing. Blackbaud is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Blackbaud has the corporate power to own its properties and to carry on its business as currently being conducted. Blackbaud is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions in which the failure to be so qualified or licensed and in good standing would not be reasonably expected to have, individually or in the aggregate, a Blackbaud Material Adverse Effect.

4.2 Authority. Blackbaud has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Blackbaud, and no further action is required on the part of Blackbaud to authorize this Agreement, the Related Agreements and the Transactions. This Agreement and the Related Agreements to which Blackbaud is a party has been duly executed and delivered by Blackbaud and constitutes the valid and binding obligations of Blackbaud, enforceable against Blackbaud in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 No Conflict. The execution and delivery of this Agreement by Blackbaud does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Blackbaud, (ii) any Contract to which Blackbaud or any of its properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Blackbaud or any of its properties (whether tangible or intangible) or assets, except in each case where such Conflict would not be reasonably expected to have, individually or in the aggregate, a Blackbaud Material Adverse Effect.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Blackbaud in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Blackbaud Material Adverse Effect.

4.5 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Blackbaud, threatened, against Blackbaud or any of its properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to prohibit or materially restrain the ability of Blackbaud to enter into this Agreement or the Related Agreements or to consummate the Transactions.

4.6 Capital Resources; Solvency. Blackbaud has sufficient capital resources available to it to pay the Closing Purchase Price, the Escrow Amount and any other amounts required to be paid hereunder, including Section 1.4 hereof, and to perform all of its obligations hereunder. Blackbaud is not insolvent and consummation of the Sale and the other transactions contemplated by this Agreement will not cause Blackbaud to become insolvent.

4.7 Investment Intent. Blackbaud is acquiring the Shares for its own account for investment only and not with a view to the distribution or resale thereof (as such terms are defined in the Securities Act of 1933, as amended (the “Securities Act”)). Blackbaud understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality. Each Stockholder will treat and hold confidential as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, not trade any Blackbaud securities while in possession of material Confidential Information, and deliver promptly to Blackbaud or destroy, at the request and option of Blackbaud, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify Blackbaud promptly of the request or requirement so that Blackbaud may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1. If, in the absence of a protective order or the receipt of a waiver hereunder, a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use his or its commercially reasonable efforts to obtain, at the reasonable request of Blackbaud and at Blackbaud’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Blackbaud shall designate.

5.2 Publicity. No public release or announcement concerning the Transactions shall be issued by Blackbaud, the Company, the Stockholders or their respective Affiliates or Representatives without the prior written consent of Blackbaud and the Stockholder Representative (such consent not to be unreasonably withheld, delayed or conditioned).

5.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in this Article V, if any objection is asserted or any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law, each party shall cooperate in all respects with each other and use its respective commercially reasonable efforts to resolve any such objections or challenge and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

5.4 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions.

5.5 Expenses. Each party hereto shall pay its respective Third-Party Transaction Expenses; provided, that if the Sale is consummated, Blackbaud shall pay all Third-Party Transaction Expenses incurred by the Company in accordance with Section 1.3(d) hereof.

5.6 Employment Arrangements.

(a) On the Closing Date, Blackbaud shall offer “at will” employment by Blackbaud or a Subsidiary of Blackbaud (including, effective as of the Closing, the Company) to the individuals set forth on Schedule 5.6(a)(i) who were Employees of the Company immediately prior to the Closing (including Key Employees, the “Continuing Employees”). Schedule 5.6(a)(ii) sets forth which Continuing Employees (the “Key Employees”) must execute employment agreements with Blackbaud, substantially in the form attached hereto as Exhibit B (the “Blackbaud Employment Agreements”) at or prior to the Closing and the salaries to be provided by Blackbaud or its Subsidiary to each such Key Employee under the Blackbaud Employment Agreements.

(b) At or prior to the Closing, the Company shall terminate the employment of those Employees listed on Schedule 5.6(b)(i) (the “Non-Continuing Employees”), and such Schedule 5.6(b)(i) sets forth the maximum amounts to be paid to such Employees by the Company in connection with the termination of their employment, and noting the contractually obligated amounts as of the Closing. If the Company pays more than the amount set forth on Schedule 5.6(b)(i) after the Closing without the prior written consent of the Stockholder Representative, the payments in excess of such amounts shall not be considered Company Transaction Expenses for purposes of this Agreement, notwithstanding anything to the contrary contained herein. Schedule 5.6(b)(ii) sets forth a list of which Non-Continuing Employees must execute at or prior to the Closing a Non-Continuing Employee Severance Agreement and Release substantially in the form attached hereto as Exhibit C or in such other form as is reasonably acceptable to Blackbaud (the “Non-Continuing Employee Severance Agreement and Releases”). The Company shall use its commercially reasonable efforts to obtain from each Non-Continuing Employee upon their termination a Non-Continuing Employee Severance Agreement and Release. The Company shall not pay any severance to any Non-Continuing Employee who is terminated and does not sign a Non-Continuing Employee Severance Agreement and Release (except as may otherwise be required by law or by the express terms of agreements identified in the Schedule of Exceptions as containing severance arrangements). Blackbaud hereby acknowledges that at or prior to the Closing, the Company may transfer and assign to each Non-Continuing Employee any life insurance policy held by the Company on the life of such Non-Continuing Employee, so long as the Non-Continuing Employee assumes in connection with such transfer and assignment all premiums payments and other obligations under the policy.

(c) At or prior to the Closing, the Company shall terminate the services of its independent contractors, Paul Davenport and Sudha Nimmagadda, and Zanbar Capital Management, LLC (“Zanbar Capital Management”) (collectively, the “Terminated Consultants”). The Company shall obtain from Zanbar Capital Management and use its commercially reasonable efforts to obtain from each of the other Terminated Consultants a severance agreement and release dated the date of such Terminated Consultant’s termination of service with the Company in form and substance reasonably satisfactory to Blackbaud and attached hereto as Exhibit D (“Consultant Severance Agreement and Release”).

5.7 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals, and to timely provide notices of assignment, under any of the Contracts to which it is a party deemed appropriate or necessary by Blackbaud in connection with the Transactions, including all consents, waivers, approvals and notices of assignment set forth in Schedule 6.1(b), so as to preserve all rights of, and benefits to, the Company thereunder from and after the Closing.

5.8 Tax Matters.

(a) Tax Returns for Periods Ending Before the Closing Date. The Stockholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending prior to the Closing Date which are filed on or after the Closing Date (“Pre-Closing Tax Periods”), which Tax Returns will be prepared consistent with past practice of the Company except as otherwise required by applicable Law; provided, that the parties agree that the Company may seek a research and development tax credit for the 2010 tax year. In the case of any Tax Returns for Pre-Closing Tax Periods, the Stockholder Representative shall provide such Tax Returns to Blackbaud for its review and consent no later than sixty (60) days after the Closing Date. The Stockholders shall be responsible for and shall indemnify Blackbaud in accordance with Article VII hereof from and against any Tax with respect to the Company that is attributable to any Pre-Closing Tax Periods; provided, however, that with respect to any Tax Return for any Pre-Closing Tax Period that has been agreed upon by Blackbaud and the Stockholder Representative (including the amount of Taxes stated as due and payable therein), in lieu of the procedures contained in Section 7.5 hereof, Blackbaud and the Stockholder Representative agree to provide joint written instructions to the Escrow Agent to disburse to Blackbaud funds from the Escrow Account equal to the amount of Taxes stated as due and payable in such Tax Returns within five (5) Business Days after Blackbaud’s written request to the Stockholder Representative for such disbursement.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Blackbaud shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns of the Company for a Tax period that begins before the Closing Date and ends on or after the Closing Date (each a “Straddle Tax Period”), which Tax Returns will be prepared consistent with the past practices of the Company except as otherwise required by applicable law. The Stockholders shall be responsible for and shall indemnify Blackbaud in accordance with Article VII hereof from and against any Tax with respect to the Company that is attributable to that portion of a Straddle Tax Period that ends on the day immediately prior to the Closing Date; provided, however, that with respect to any Tax Return for any Straddle Tax Period that has been agreed upon by Blackbaud and the Stockholder Representative (including the amount of Taxes stated as due and payable therein), in lieu of the procedures contained in Section 7.5 hereof, Blackbaud and the Stockholder Representative agree to provide joint written instructions to the Escrow Agent to disburse to Blackbaud funds from the Escrow Account equal to the amount of Taxes stated as due and payable in such Tax Return within five (5) Business Days after Blackbaud’s written request to the Stockholder Representative for such disbursement. Blackbaud shall provide such Tax Returns to the Stockholder Representative for its review and consent at least sixty (60) days prior to their filing due date and, to the extent any Tax shown as due on any such Tax Return could reasonably be expected to be payable by the Stockholders, Blackbaud shall make such revisions to such

Tax Returns as are reasonably requested by the Stockholder Representative. For purposes of this Section 5.8(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Taxable period ending on the day immediately prior to the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day immediately prior to the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be determined and apportioned using an interim closing of the books as of the close of business on the day immediately prior to Closing Date.

(c) Cooperation on Tax Matters. Blackbaud, the Company and the Stockholder Representative shall cooperate fully in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for any earlier taxable period of the Company. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent reasonably available to such party. Blackbaud agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any governmental entity and (ii) to give the Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholder Representative so requests, to allow the Stockholder Representative to take possession of such books and records.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Stockholders in connection with the consummation of the Transactions will be paid by or on behalf of the Stockholders when due, and each Stockholder will, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.9 Preservation of Records. The Company agrees, and Blackbaud agrees to cause the Company to act in such a manner, to preserve and keep the records held by it as of the Closing relating to the business of the Company for a period of seven (7) years from the Closing Date and to make such records and its personnel available to the Stockholder Representative as may be reasonably required in connection with, among other things, any insurance claims by, Tax audits against, legal proceedings by or against, or governmental investigations of, the Stockholders or any of the Affiliates, or in order to enable the Stockholders to comply with their respective obligations or enforce their rights under this Agreement and the Related Agreements.

5.10 Termination of Stockholders’ Agreement. The Company and each Stockholder hereby (i) agrees that, effective as of the Closing, the Stockholders’ Agreement, dated as of December 31, 2009 (the “Stockholders’ Agreement”), by and between the Company and each of the Stockholders is and shall be terminated and (ii) releases, effective as of the Closing, any and all claims arising under or related to the Stockholders’ Agreement that such party may have against any other party to the Stockholders’ Agreement.

ARTICLE VI

CLOSING DELIVERIES

6.1 Closing Deliverables of the Company and the Stockholders. At or prior to the Closing, the Company, the Stockholder Representative and/or the Stockholders shall deliver, or cause to be delivered, to Blackbaud, the following:

(a) the Escrow Agreement in substantially the form attached hereto as Exhibit A, duly executed by the Stockholder Representative and the Escrow Agent;

(b) written evidence reasonably acceptable to Blackbaud that the consents, approvals, permissions, acknowledgements or notices listed on Schedule 6.1(b) have been obtained or made;

(c) written evidence reasonable acceptable to Blackbaud that the Company has terminated each of those agreements listed on Schedule 6.1(c);

(d) written evidence reasonably acceptable to Blackbaud that the Company has amended each of those agreements listed on Schedule 6.1(d) in the manner specified on Schedule 6.1(d), and that each such agreement is in full force and effect, as amended;

(e) a legal opinion from outside legal counsel to the Company, substantially in the form attached hereto as Exhibit E;

(f) a certificate, validly executed by the Secretary of the Company, certifying as to (i) a copy, and the effectiveness, of the Company Charter Documents and (ii) the incumbency of the executive officers of the Company;

(g) a long-form certificate of good standing for the Company from the Secretary of State of the Commonwealth of Virginia, dated within ten (10) Business Days prior to the Closing Date;

(h) a Certificate of Legal Existence of the Company or similar certificate in each state where the Company is qualified to do business, dated within ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company in such respective state;

(i) a statement properly and validly executed by a duly authorized officer of the Company in a form reasonably acceptable to Blackbaud for purposes of satisfying Blackbaud’s obligations under Treasury Regulation Section 1.1445 2(c)(3);

(j) the Estimated Closing Statement, certified by the chief executive officer of the Company;

(k) evidence reasonably acceptable to Blackbaud that the Company has terminated the services of each of the Non-Continuing Employees effective prior to or as of the Closing and copies of Non-Continuing Employee Severance Agreement and Releases duly executed by each of the Non-Continuing Employees identified on Schedule 5.6(b)(ii) and any other Non-Continuing Employee Severance Agreement and Releases entered into at or prior to the Closing;

(l) Blackbaud Employment Agreements for each of the Key Employees, duly executed by such Key Employee;

(m) Noncompetition Agreements in substantially the form attached hereto as Exhibit F, duly executed by each of the Persons identified on Schedule 6.1(m);

(n) evidence reasonably acceptable to Blackbaud that the Company has terminated the services of each of the Terminated Consultants effective as of the Closing and a copy of the Consultant Severance Agreement and Release for Zanbar Capital Management and any other Consultant Severance Agreement and Releases with any other Terminated Consultant entered into at or prior to the Closing;

(o) a written resignation from each of the officers and directors of the Company effective as of the Closing;

(p) evidence reasonably acceptable to Blackbaud that the Company has terminated all stock options and stock appreciation, phantom stock, profit participation and/or similar rights held by any Person with respect to the Company effective at or prior to the Closing;

(q) the Company shall have provided Blackbaud payoff letters from each creditor that is owed Closing Company Indebtedness (including Zanbar) in a form reasonably satisfactory to Blackbaud;

(r) the Company shall have delivered to Blackbaud executed documents reasonably satisfactory to Blackbaud to allow the Company, effective as of the Closing, to transfer all Company bank account authorizations to representatives designated by Blackbaud; and

(s) stock certificates or duly executed affidavits of lost stock certificates evidencing all of the Shares, along with duly executed stock powers.

6.2 Closing Deliverables of Blackbaud. At or prior to the Closing, Blackbaud shall deliver, or cause to be delivered, to the Stockholder Representative, the following:

(a) the Escrow Agreement substantially in the form attached hereto as Exhibit A, duly executed by Blackbaud and the Escrow Agent;

(b) copies of Blackbaud Employment Agreements for each of the Key Employees, duly executed by Blackbaud; and

(c) written evidence reasonably acceptable to the Stockholder Representative that Blackbaud shall have made all of the payments required by Section 1.3 hereof.

ARTICLE VII

INDEMNIFICATION AND ESCROW

7.1 Survival of Representations and Warranties.

(a) By the Company and the Stockholders. The representations and warranties of the Company and the Stockholders contained in this Agreement shall survive for a period of fifteen (15) months following the Closing Date (the date of expiration of such fifteen (15) month period, the “Survival Date”); provided, however, that the representations and warranties of the Company in Section 2.2 (Company Capital Structure) and Section 2.4 (Authority) and the representations and warranties of each of the Stockholders in Section 3.1 (Stockholder Title to Shares) and Section 3.2 (Authority) (each an

“Indefinite Representation”) shall survive indefinitely, and the representations and warranties of the Company contained in Section 2.10 (Tax Matters), and Section 2.21 (Environmental, Health and Safety Matters) (each of such representations and warranties, a “Special Representation”) shall have a Survival Date of ninety (90) days after the expiration of the applicable statute of limitations. If an indemnification claim is properly asserted in writing pursuant to Section 7.5 prior to the expiration (as provided in this Section 7.1(a)) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive beyond the Survival Date until, but only for the purpose of, the resolution of such claim. Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification may be made by a Blackbaud Indemnified Party unless written notice of such claim satisfying the requirements of Section 7.5 is received by the Stockholder Representative on or prior to the Survival Date for such claim.

(b) By Blackbaud. The representations and warranties of Blackbaud contained in this Agreement shall survive the Closing.

7.2 Indemnification by the Stockholders.

(a) Incurred Losses for Company Breaches. Subject to the terms and conditions of this Article VII, from and after the Closing, the Stockholders shall jointly and severally indemnify Blackbaud and its officers, directors and Affiliates (including, after the Closing, the Company) (any, an “Blackbaud Indemnified Party” and collectively, the “Blackbaud Indemnified Parties”), for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and reasonable out-of-pocket expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by such Blackbaud Indemnified Parties, or any of them (including, after the Closing, the Company), directly or indirectly, as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement;

(ii) any failure by (A) the Company to perform or comply with any covenant or other agreement applicable to it contained in this Agreement (or any Related Agreement to which it is party) that is required to be performed at or prior to the Closing or (B) the Stockholder Representative to comply with any covenant or other agreement applicable to it contained in this Agreement or any Related Agreement to which it is a party;

(iii) any Tax imposed on or relating to the Company with respect to any Pre-Closing Tax Period or any portion of a Straddle Tax Period that ends prior to the Closing Date;

(iv) any payment by the Company after the Closing under any guarantee issued and outstanding as of the Closing for the indebtedness of any third party; and

(v) any Liability of the Company arising out of or related to any failure to file and pay over amounts in connection with unclaimed property Tax Returns and/or any violations of escheat laws.

(b) Incurred Losses for Stockholder Breaches. Subject to the terms and conditions of this Article VII, from and after the Closing, each Stockholder shall severally, but not jointly, indemnify the Blackbaud Indemnified Parties for any Losses paid, incurred, accrued or sustained by such Blackbaud Indemnified Parties, or any of them (including, after the Closing, the Company), as a result of:

(i) any breach or inaccuracy of a representation or warranty of such Stockholder contained in this Agreement; and

(ii) any failure by such Stockholder to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or any Related Agreement to which it is a party.

7.3 Indemnification by Blackbaud. Subject to the terms and conditions of this Article VII, from and after the Closing, Blackbaud shall indemnify the Stockholders and their Affiliates and their and their Affiliates’ respective officers, directors, agents, representatives, successors and assigns (any of the foregoing, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties” and, each of the Stockholder Indemnified Parties and the Blackbaud Indemnified Parties being, an “Indemnified Party”) for any Losses paid, incurred, accrued or sustained by such Stockholder Indemnified Parties, or any of them, as a result of:

(a) any breach or inaccuracy of a representation or warranty of Blackbaud contained in this Agreement; and

(b) any failure by Blackbaud to perform or comply with any covenant or other agreement applicable to it contained in this Agreement (including any covenant by or with respect to the Company after the Closing) or any Related Agreement to which Blackbaud or the Company is a party, including the Escrow Agreement.

7.4 Calculation of Losses; Limitations on Indemnification.

(a) Thresholds. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the last sentence of this Section 7.4(a), no Blackbaud Indemnified Party may recover any amounts under this Agreement with respect to any Loss unless (i) such individual Loss exceeds $20,000 (the “Individual Threshold Amount”) or (ii) the aggregate of all such individual Losses less than the Individual Threshold Amount (“Covered Losses”) exceeds $210,000 (the “Aggregate Threshold Amount”), in which case the Blackbaud Indemnified Parties shall be entitled to recover all Covered Losses from the first dollar. Notwithstanding the foregoing, the Blackbaud Indemnified Parties shall be entitled to recover for, and the Individual Threshold Amount and the Aggregate Threshold Amount, shall not apply as thresholds to, any and all claims or payments made with respect to (1) any Losses incurred pursuant to clauses (iii), (iv) or (v) of Section 7.2(a) hereof, (2) claims based on fraud or intentional misrepresentation or intentional breach of a covenant contained herein or (3) any breach or inaccuracy of an Indefinite Representation or Special Representation.

(b) Maximum Payment. Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate amount for which the Blackbaud Indemnified Parties may recover pursuant to this Article VII and Section 1.5, in the aggregate, shall be limited to an amount equal to twenty-five percent (25%) of the Closing Purchase Price, except for (1) claims or payments made with respect to any Losses incurred pursuant to clause (iii) of Section 7.2(a) hereof, (2) claims based on fraud or (3) claims or payments made with respect to any breach or inaccuracy of an Indefinite Representation or Special Representation; provided, that in no event shall the Blackbaud Indemnified Parties recover, directly or indirectly (including through the Escrow Account), from the Stockholders (except for (x) claims or payments made with respect to any Losses incurred pursuant to clause (iii) of Section 7.2(a) hereof or (y) claims that are based on fraud) an aggregate amount greater than, and the Stockholders’ aggregate maximum liability under this Agreement to the Blackbaud Indemnified Parties shall not exceed an amount equal to the Closing Purchase Price. Notwithstanding anything to the contrary herein, any claims by Blackbaud Indemnified Parties under this Agreement shall first be applied against the Escrow Account before the Blackbaud Indemnified Parties may seek recovery directly against a Stockholder.

(c) Materiality; No Right of Contribution. For the purpose of quantifying an Indemnified Party’s Losses under this Article VII only (and not for determining whether there has been any breach of this Agreement for which an Indemnified Party is entitled to indemnification under this Agreement), any representation or warranty given or made by Blackbaud, the Company or the Stockholders that is qualified in scope as to materiality (including Blackbaud Material Adverse Effect and Company Material Adverse Effect) shall be deemed to be made or given without such qualification. The Stockholders shall have no right of contribution from the Company with respect to any Loss claimed by a Blackbaud Indemnified Party.

(d) Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Closing Purchase Price.

(e) Damages. Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no party shall not be liable for (directly or indirectly through the Escrow Account), any consequential, incidental, indirect, exemplary, special or punitive damages, including any loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, except to the extent claimed by a third party in a third party claim for which an Indemnified Party is entitled to indemnification in accordance with the terms of this Article VII.

(f) Excess Recovery. If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to this Article VII and such Indemnified Party (or an Affiliate thereof) subsequently recovers from a third party a sum which is referable to that claim in respect of such breach (such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses) (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall procure that such Affiliate shall) forthwith repay to the indemnifying party or parties an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by or on behalf of the indemnifying parties to the Indemnified Party pursuant to this Article VII).

(g) Insurance; Tax Losses. In the event any Losses by any Indemnified Party are covered by insurance or any indemnity, contribution or other similar right against a third party, each Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right. The amount of Losses otherwise recoverable under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto or (ii) any tax savings actually realized by the Indemnified Parties in connection with such Loss.

(h) Subrogation. Upon making an indemnity payment pursuant to this Agreement, the indemnifying parties will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the third party claims to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and the indemnifying parties will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(i) Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate its expected Losses upon and after becoming aware of any event or condition that would reasonable be expected to give rise to any Losses that are indemnifiable hereunder, including responding to Losses in the same manner as the applicable party would respond to such Losses in the absence of the indemnification provisions of this Agreement.

(j) No Duplication. Any Losses for which any Indemnified Party is entitled to indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(k) Purchase Price Adjustments. No Stockholder shall have any indemnity obligations under this Article VII with respect to any amount resulting in a claim to the extent that such amount will result or has resulted in a decrease to the amount paid to, or an increase in the amount paid by, the Stockholders under Section 1.5 hereof.

(l) No Rescindment. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(m) Remedies Exclusive. Except for claims based on fraud and actions for specific performance permitted by Section 8.10 hereof, from and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement or the Transactions shall be strictly limited to those contained in this Article VII, and other than as expressly set forth in this Agreement, including Sections 1.4 and 1.5 hereof, such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or the Transactions or arising in connection herewith.

7.5 Claims for Indemnification.

(a) Procedure for Claims. If a Blackbaud Indemnified Party wishes to assert a claim for indemnification under this Article VII (other than a third-party claim covered by Section 7.5(b) below and or as expressly set forth in Section 5.8 hereof), Blackbaud shall deliver to the Stockholder Representative (and, if prior to the Release Date, the Escrow Agent) prior to 11:59 p.m. on the Survival Date a certificate (an “Claim Certificate”) signed by any officer of Blackbaud (and if the Blackbaud Indemnified Party is not Blackbaud, such Blackbaud Indemnified Party) (A) stating that such Blackbaud Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur or accrue Losses subject to indemnification by the Stockholders under Section 7.2 hereof (after taking into account the provisions of this Article VII, including Section 7.4 hereof) (B) specifying the amount of such Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (C) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, and the nature of the basis for indemnification under Section 7.2 to which such item is related, including, if applicable, the representation, warranty, covenant or agreement of the Company or the Stockholders which has been breached, (D) authorizing and granting power of attorney to Blackbaud to act on behalf of such Blackbaud Indemnified Party in connection with such indemnification claim if the Blackbaud Indemnified Party is not Blackbaud and (E) demanding payment of the Claimed Amount. If a Stockholder Indemnified Party wishes to assert a claim for indemnification under this Article VII (other than a third-party claim covered by Section 7.5(b) below), the Stockholder Representative shall deliver to Blackbaud a Claim Certificate signed by the Stockholder’s Representative and the Stockholder Indemnified Party (A) stating that such Stockholder Indemnified Party has paid, sustained, incurred, or accrued Losses subject to indemnification by Blackbaud under Section 7.3 hereof, (B) specifying the Claimed Amount, (C) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, and the nature of the basis for indemnification under Section 7.3 to which such item is related, including, if applicable, the representation, warranty, covenant or agreement of the Company or the Stockholders which has been breached, and (D) demanding payment of the Claimed Amount. Within thirty (30) days after delivery of any such Claim Certificate, the recipient of such Claim Certificate, the Stockholder Representative or Blackbaud, as applicable, as the representative of the indemnifying party or parties (the “Indemnifying Party Representative”), shall deliver to the Stockholder Representative or Blackbaud, as applicable, as the representative of the Indemnified Party (the “Indemnified Party Representative”) a written response in which the Indemnifying Party Representative shall either: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (and if the Indemnified Party is (x) a Blackbaud Indemnified Party, Blackbaud and the Stockholder Representative shall promptly provide joint written instructions to the Escrow Agent to disburse funds from the Escrow Account to the Indemnified Party in an amount equal to the Claimed Amount or (y) a Stockholder Indemnified Party, Blackbaud shall promptly pay the Stockholder Indemnified Party an amount equal to the Claimed Amount), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (and if the Indemnified Party is (x) a Blackbaud Indemnified Party, Blackbaud and the Stockholder Representative shall promptly provide joint written instructions to the Escrow Agent to disburse funds from the Escrow Account to the Indemnified Party in an amount equal to the Agreed Amount or (y) a Stockholder Indemnified Party, Blackbaud shall promptly pay the Stockholder Indemnified Party an amount equal to the Agreed Amount) or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party Representative in such response contests the payment of all or part of the Claimed Amount, then the Indemnifying Party Representative and the Indemnified Party Representative shall use good faith efforts to resolve such dispute in accordance with Section 7.5(c) below.

(b) Procedure for Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a third party claim which such Indemnified Party reasonably believes may result in a Loss for which such Indemnified Party is entitled to indemnification under this Article VII, the Indemnified Party Representative shall promptly notify the Indemnifying Party Representative of such claim by delivery of a Claim Certificate to the Indemnifying Party Representative. Delay or failure in so notifying the Indemnifying Party Representative shall relieve the indemnifying parties of their obligations under this Article VII only to the extent, if at all, that the indemnifying parties are prejudiced by reason of such delay or failure. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses under this Article VII after taking into account the provisions of Section 7.4 hereof, then any amounts incurred or accrued by or on behalf of the Indemnified Party in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses of the Indemnified Party hereunder. Within thirty (30) days after delivery of such Claim Certificate, the Indemnifying Party Representative may, upon written notice thereof to the Indemnified Party Representative, assume control of the defense of such action, suit, proceeding or claim (including the compromise or settlement thereof) if (i) the Indemnifying Party Representative provides written notice to Indemnified Party Representative that the Indemnifying Party Representative intends to undertake such defense; (ii) the Indemnifying Party Representative provides the Indemnified Party Representative with evidence reasonably acceptable to Indemnified Party Representative that the indemnifying parties will have the financial resources to defend against the third-party claimant and fulfill their indemnification obligations hereunder (provided, that if the indemnifying parties with respect to such third-party claim are the Stockholders, if there are sufficient Escrow Funds in the Escrow Account, after taking into account all other pending claims, to pay for the full amount of the third party claim, including the reasonably anticipated costs and expenses of defending such claim, the Stockholder Representative shall not be required to provide any further evidence hereunder); (iii) the third-party claim involves only monetary damages and does not seek an injunction or other equitable relief; and (iv) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to the Indemnified Party Representative. If the Indemnifying Party Representative does not assume control of such defense, the Indemnified Party Representative shall control such defense on behalf of the Indemnified Party. Whichever party is not controlling such defense may participate therein at the expense of the Person it is representing; provided, however, that if the Indemnifying Party Representative assumes control of such defense and the Indemnified Party Representative reasonably concludes, based on the written advice of independent counsel, that the indemnifying parties and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, where representation of both the indemnifying parties and the Indemnified Party by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel, the reasonable out-of-pocket fees and expenses of independent counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, further, however, that in no event shall the indemnified parties be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The party not controlling the defense (and, if such party is a Blackbaud Indemnified Party, Blackbaud and the Company) shall (i) provide to the party controlling the defense and its counsel reasonable access during normal business hours to their respective records and personnel relating to any third party claim and (ii) reasonably cooperate with the party conducting the defense in the defense or settlement thereof. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party Representative, not to be unreasonably withheld, delayed or conditioned. If the Stockholder Representative is the Indemnifying Party Representative, the Stockholder Representative shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release by the settling third party of all potential Blackbaud Indemnified Parties from all Liability with respect to such action, suit, proceeding or claim or that imposes any Liability on any other Blackbaud Indemnified Party without the prior written consent of such Blackbaud Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned. If Blackbaud is the Indemnifying Party Representative, Blackbaud shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release by the settling third party of all potential Stockholder Indemnified Parties from all Liability with respect to such action, suit, proceeding or claim or that imposes any Liability on any other Stockholder Indemnified Party without the prior written consent of such Stockholder Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned.

(c) Resolution of Conflicts. In case the Indemnifying Party Representative shall object in writing to any claim or claims made in any Claim Certificate, including the indemnifying parties’ obligations to indemnify an Indemnified Party for a third party claim described therein, the Indemnifying Party Representative and the Indemnified Party Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty-five (45) days following the delivery by the Indemnifying Party Representative of its response to such Claim Certificate. If the Indemnifying Party Representative and the Indemnified Party Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties on behalf of themselves and the Persons they are representing in connection with such claim. If the Stockholders are the indemnifying parties and payment from the Escrow Account is required at such time in accordance with the terms of this Agreement and such memorandum, Blackbaud and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent to disburse Escrowed Funds to the Blackbaud Indemnified Party in accordance with such memorandum. If Blackbaud is the indemnifying party and payment is required at such time in accordance with the terms of this Agreement and such memorandum, Blackbaud shall promptly pay such amounts to the Stockholder Indemnified Parties.

7.6 Escrow. The Escrow Agent shall hold the funds in the Escrow Account (the “Escrow Funds”) in accordance with the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Stockholders set forth in this Article VII and for any amounts owed by the Stockholders after the Closing under Section 1.5 of this Agreement. The Escrow Funds shall be held in an interest-bearing account, with the interest accruing in favor of the Stockholders but subject to recovery by Blackbaud under this Article VII or under Section 1.5 hereof. Within five (5) Business Days after the Release Date, the Escrow Agent shall pay to the Stockholders the Escrow Funds (including any accrued interest thereon and without regard to any income Taxes payable by Blackbaud on such interest) not previously released to Blackbaud and retain any Escrow Funds subject to unsatisfied claims specified in any Claim Certificate delivered to the Stockholder Representative and the Escrow Agent prior to the 11:59 p.m. on the Release Date in accordance with the requirements of Section 7.5(a) hereof. For purposes hereof, the “Release Date” shall mean the date that is fifteen (15) months after the Closing Date. Within five (5) Business Days after all such claims have been resolved by settlement or judgment, the Escrow Agent shall deliver to the Stockholders the remaining Escrow Funds (including any accrued interest thereon and without regard to any income Taxes payable by Blackbaud on such interest). Any deliveries of the Escrow Funds to the Stockholders pursuant to this Section 7.6 shall be made in proportion to their Pro Rata Share. Blackbaud and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent required pursuant to the terms of the Escrow Agreement to make the distributions required by this Section 7.6.

7.7 Stockholder Representative.

(a) Each of the Stockholders, by the execution and delivery of this Agreement, hereby appoint the Stockholder Representative as such Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Stockholder, to act on behalf of such Stockholder in any amendment of or litigation or dispute involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Sections 1.4 or 1.5 or Article VII hereof or under any Related Agreements, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power to: (i) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any other Related Agreement; (ii) to give and receive all notices and communications to be given or received under this Agreement or any other Related Agreement and to receive service of process in connection with any disputes or claims hereunder or thereunder; (iii) to authorize payment to any Blackbaud Indemnified Party for the Escrow Funds in satisfaction of claims by any Blackbaud Indemnified Party, or to object to such payments, to agree to, negotiation, enter into settlements and compromises of, and comply with orders of courts with respect to such claims or with respect to any other claim involving a dispute between a Blackbaud Indemnified Party and a Stockholder relating to this Agreement or the transactions contemplated hereby; and (iv) to take any and all additional actions as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

(b) All decisions and actions by the Stockholder Representative, including any agreement between the Stockholder Representative and Blackbaud relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify Blackbaud pursuant to Article VII hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) In connection with the performance of its rights and obligations hereunder, the Stockholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Stockholder Representative may deem necessary or desirable from time to time. The Stockholder Representative Fund shall be used to reimburse the Stockholder Representative for its out-of-pocket fees and expenses and to pay other obligations to or of the Stockholder Representative in connection with this Section 7.7, or shall (to the extent not previously distributed to the Stockholder Representative as provided for or subject to a claim by the Stockholder Representative) be distributed to the Stockholders (allocated to each in accordance with their Pro Rata Share) at such time, and in such manner, as the Stockholder Representative directs. Upon the delivery of the Stockholder Representative Amount to the Stockholder Representative by Blackbaud, the Stockholders, without act by them, shall be treated as having received from Blackbaud such cash in accordance with their respective Pro Rata Share of the Stockholder Representative Amount and then as having deposited such cash into the Stockholder Representative Fund.

(d) The Stockholder Representative shall not have any Liability for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally (based on their Pro Rata Share) indemnify the Stockholder Representative and hold it harmless against any Loss, Liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Stockholder Representative. The Stockholder Representative shall first use the amounts in the Stockholder Representative Fund before seeking any amounts directly from the Stockholders. In the event that any Stockholder fails to promptly pay any amounts owed to the Stockholder Representative hereunder (after depletion of the Stockholder Representative Fund), the Stockholder Representative is hereby authorized to direct Blackbaud and the Escrow Agent that all or any portion of any amounts otherwise payable to such Stockholder under this Agreement or the Escrow Agreement be paid to the Stockholder Representative in satisfaction of Blackbaud’s or the Escrow Agent’s obligations to make such payment under the terms of this Agreement and the Escrow Agreement, and to the extent such payment is made to the Stockholder Representative, such Stockholder shall have no cause of action against Blackbaud or the Escrow Agent with respect to such Stockholder’s failure to receive such payment. In no event shall the Stockholder Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Stockholder Representative shall be fully protected against the Stockholders in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof.

(e) No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services as Stockholder Representative.

(f) By its approval of the Sale and this Agreement, each Stockholder agrees, in addition to the foregoing, that:

(i) Blackbaud and any other Blackbaud Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by Blackbaud or such Blackbaud Indemnified Party pursuant to Article VII hereof, or (ii) any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder shall have any cause of action against Blackbaud or such Blackbaud Indemnified Party for any action taken by Blackbaud or such Blackbaud Indemnified Party in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, except for fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 7.7;

(iii) the provisions of this Section 7.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 7.7 are inadequate; therefore, each of Blackbaud and the Stockholder Representative shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Blackbaud or the Stockholder Representative brings an action to enforce the provisions of this Section 7.7.

(g) The individual serving as the Stockholder Representative may resign (upon no less than ten (10) days prior notice to Blackbaud, the Escrow Agent and each Stockholder). In the event of the death or permanent disability of the then Stockholder Representative, or if the then-acting Stockholder Representative shall give notice of intent to resign, Stockholders with an aggregate Pro Rata Share of at least 50.1%, by written notice to Blackbaud and the Escrow Agent, shall appoint a successor Stockholder Representative as soon as practicable, and in no event later than ten (10) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Stockholder Representative may be replaced from time to time by Stockholders with an aggregate Pro Rata Share of at least 66.7% upon not less than ten (10) days prior written notice to Blackbaud, the Escrow Agent and each Stockholder. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any such successor Stockholder Representatives.

(h) The provisions of this Section 7.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise. All of the indemnities, immunities, releases and powers granted to the Stockholder Representative under this Agreement shall survive the Closing.

(i) Notwithstanding anything to the contrary contained herein, in the event that any Stockholder fails to provide proper payment instructions to Blackbaud or its Affiliates prior to the time that any payment from Blackbaud (or such Affiliate) is due to such Stockholder (or if there is a requirement under this Agreement to provide payment instructions in advance of such payment, prior to the time that such instructions are required to be provided), Blackbaud (or such Affiliate) shall instead make such payment to an account designated by the Stockholder Representative, who shall hold such amounts for distribution (without interest) to such Stockholder promptly after the Stockholder Representative receives proper payment instructions from such Stockholder.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Amendments and Waivers. This Agreement may not be amended except by a writing signed by Blackbaud, the Company and the Stockholder Representative. Only by a writing may the Stockholder Representative and, at or prior to the Closing, the Company, on the one hand, or Blackbaud and, after the Closing, the Company, on the other hand, waive compliance by Blackbaud and, after the Closing, the Company or the Stockholder Representative and, at or prior to the Closing, the Company, respectively, with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to Blackbaud or, after the Closing, to the Company, to:

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, South Carolina 29492

Attention: Jon W. Olson, Vice-President and General Counsel

Facsimile No.: (843) 216-3676

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Donald R. Reynolds

Facsimile No.: (919) 781-4865

(b) if to the Company at or prior to the Closing, to:

Public Interest Data, Inc.

1800 Diagonal Road, Suite 400

Alexandria, Virginia 22314

Attention: John Hennessey, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, VA 22102

Attention: Michael Mannix, Esq.

Facsimile No.: (703) 720-8610

(c) if to the Stockholder Representative, to:

Stephen W. Zautke

Zanbar Capital

11485 E. Troon Vista Dr.

Scottsdale, AZ 85255

Facsimile No.: (480) 248-2162

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, VA 22102

Attention: Michael Mannix, Esq.

Facsimile No.: (703) 720-8610

(d) if to a Stockholder, to the address for such Stockholder set forth on Schedule I hereto, with copies to:

Stephen W. Zautke

Zanbar Capital

11485 E. Troon Vista Dr.

Scottsdale, AZ 85255

Facsimile No.: (480) 248-2162

and

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, VA 22102

Attention: Michael Mannix, Esq.

Facsimile No.: (703) 720-8610

8.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All formulas in this Agreement (whether based upon words or numbers) will be calculated in a manner consistent with mathematic rules and constructs (e.g., multiplication and division performed before addition and subtraction unless context indicates otherwise, an addition of a negative number is a subtraction, a subtraction of a negative number is an addition, etc.). In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Related Agreement has the meaning assigned to such term in accordance with GAAP; (d) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (e) any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; and (f) the term “or” means “and/or.” The Schedule of Exceptions will be deemed incorporated into this Agreement.

8.4 Counterparts; Facsimiles. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

8.5 Entire Agreement; Assignment. This Agreement, the Schedule of Exceptions, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) subject to Section 7.7(g) hereof, shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto (with the Stockholder Representative authorized to provide such consent on behalf of Stockholders), except that Blackbaud may assign its rights and delegate its obligations hereunder to its Affiliates so long as Blackbaud remains obligated to perform those obligations required to be performed by Blackbaud hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8.6 Schedule of Exceptions. The schedules, exhibits and the Schedule of Exceptions to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Blackbaud hereby acknowledges and agrees that: (i) certain agreements and other matters may be listed in the Schedule of Exceptions for informational purposes only, as they do not rise above applicable materiality thresholds, they are not outside of the ordinary course of business or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”); (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties; (iii) disclosures made for the purpose of any section or sections of the Schedule of Exceptions will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (iv) headings in the Schedule of Exceptions have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Schedule of Exceptions or this Agreement; (v) no reference to or disclosure of any item or other matter in the Schedule of Exceptions will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Schedule of Exceptions or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (vi) no disclosure in the Schedule of Exceptions relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; (vii) the inclusion of any matter, information or item in the Schedule of Exceptions will not be deemed to constitute an admission of any liability by Company or its Subsidiaries to any third party; and (vii) summaries of or references to any written document in the Schedule of Exceptions do not purport to be complete and are qualified in their entirety by the written documents themselves.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Governing Law. EXCEPT AS OTHERWISE PROVIDED HEREIN, INCLUDING SECTIONS 1.4 AND 1.5 HEREOF, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. THE STOCKHOLDERS, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE TO BE SUBJECT TO, AND HEREBY CONSENT AND SUBMIT TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREE THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION, THE COMPANY, THE STOCKHOLDERS, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Specific Performance. The parties hereto agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

8.11 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF

8.13 Representation of Company and its Affiliates. The parties agree that, notwithstanding the fact that Holland & Knight LLP may have jointly represented the Company and/or the Stockholders (including the Stockholder Representative) in connection with this Agreement, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement prior to Closing, Holland & Knight LLP will be permitted in the future, after Closing, to represent one or more of the Stockholders (including the Stockholder Representative) or their Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Blackbaud, who are represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Holland & Knight LLP’s future representation of one or more of the Stockholders (including the Stockholder Representative) and their Affiliates in which the interests of such Person are adverse to the interests of the Company and/or Blackbaud or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Holland & Knight LLP of the Company or any of its Affiliates. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the Stockholders, including the Stockholder Representative (and not the Company), shall be deemed the clients of Holland & Knight LLP with respect to the negotiation, execution and performance of this Agreement and the Related Agreements.

ARTICLE IX

DEFINITIONS

9.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes hereof, “control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Threshold Amount” shall have the meaning set forth in Section 7.4 hereof.

“Agreed Amount” shall have the meaning set forth in Section 7.5(a) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Audit Costs” shall have the meaning set forth in Section 1.5(d) hereof.

“Blackbaud” shall have the meaning set forth in the preamble hereof.

“Blackbaud Employment Agreements” shall have the meaning set forth in Section 5.6(a) hereof.

“Blackbaud Indemnified Party” shall have the meaning set forth in Section 7.2(a) hereof.

“Blackbaud Material Adverse Effect” shall mean any change, event or effect that is materially adverse to Blackbaud’s ability to consummate the Transactions or perform its obligations under this Agreement or any Related Agreement.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Charleston, South Carolina are permitted or required by Law, executive order or governmental decree to remain closed.

“Claim Certificate” shall have the meaning set forth in Section 7.5(a) hereof.

“Claimed Amount” shall have the meaning set forth in Section 7.5(a) hereof.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.5(b) hereof.

“Closing Company Indebtedness” shall mean, as of the Closing, (a) all obligations of the Company for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of the Company for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of the Company secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) any refinancings of any of the foregoing obligations, (e) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations and (f) all accrued interest payable on any of the foregoing obligations.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Closing Purchase Price” shall have the meaning set forth in Section 1.3(a) hereof.

“Closing Statement” shall have the meaning set forth in Section 1.5(b) hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Authorizations” shall have the meaning set forth in Section 2.17 hereof.

“Company Capital Stock” shall mean all capital stock of the Company, whether or not issued or outstanding.

“Company Charter Documents” shall have the meaning set forth in Section 2.1 hereof.

“Company Common Stock” shall mean shares of common stock, no par value per share, of the Company.

“Company Employee Plan” shall mean (i) any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, statutory, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any of ERISA Affiliates for the benefit of any Company Personnel, or with respect to which the Company or any of its ERISA Affiliates has or may have any Liability.

“Company Intellectual Property” shall mean any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.13(e) hereof.

“Company Material Adverse Effect” shall mean any change, event or effect that (a) is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of the Company, or (b) materially impairs the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company conducts business that do not disproportionately affect the Company as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof, that do not disproportionately affect the Company as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the Company as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (iv) changes that are the result of the announcement or pendency of the Sale and the other transactions contemplated hereby, including the impact thereof on the relationships (contractual or otherwise) of the Company with customers, suppliers, licensors, partners or employees; (v) the failure, in and of itself, of the Company to meet any of its internal projections or forecasts; and (vi) changes that result from any action taken by the Company or the Stockholders pursuant to this Agreement or at the written request or with the written consent of Blackbaud.

“Company Personnel” shall mean any current or former Employee, consultant or director of the Company or any of its Affiliates.

“Company Privacy Obligations” shall have the meaning set forth in Section 2.30 hereof.

“Company Privacy Policies” shall have the meaning set forth in Section 2.30 hereof.

“Company Products” shall have the meaning set forth in Section 2.13(a) hereof.

“Company Source Code” shall mean source code for which both the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company Intellectual Property.

“Company Transaction Expenses” shall mean the sum, without duplication, of (a) all amounts payable as of the Closing in connection with the Transactions as a result of the change in control of the Company or other similar provisions contained in any agreements binding upon the Company, including all bonuses and severance payments (excluding COBRA or similar benefits paid after the Closing) (but for the avoidance of doubt, excluding any double-trigger or similar severance arrangements that are still contingent obligations as of the Closing), termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated stock options, or obligations related to terminated stock appreciation, phantom stock, profit participation and/or similar rights, entered into by the Company at or prior to the Closing (including with John Hennessey, Shawn Cox and Jason Welch); and (b) any Third-Party Transaction Expenses incurred by or on behalf of the Company.

“Confidential Information” means any information of or concerning Blackbaud, the Company, this Agreement and the Transactions that is confidential or propriety by nature and not already generally available to the public; provided, that Confidential Information shall not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; (c) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party; or (d) information that is or has been developed by an employee, agent or contractor of the receiving party independently of the disclosures by the disclosing party.

“Conflict” shall have the meaning set forth in Section 2.5 hereof.

“Consultant Severance Agreement and Release” shall have the meaning set forth in Section 5.6(c) hereof.

“Continuing Employee” shall have the meaning set forth in Section 5.6(a) hereof.

“Contract” shall have the meaning set forth in Section 2.5 hereof.

“Copyrights” shall mean any and all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“Covered Losses” shall have the meaning set forth in Section 7.4 hereof.

“Customer Information” shall have the meaning set forth in Section 2.12(g) hereof.

“Database Management Services” shall mean all database management services, including monthly database management, database customer support, list exchange services and custom work, where such custom work is performed on the Company’s DonorDirect platform (including affiliated and related components) only.

“Database Management Services Revenue” shall mean all gross revenues Blackbaud records in its consolidated financial statements (including the Company) under GAAP (subject to Section 1.4(c) hereof) generated from Database Management Services Blackbaud provides to the Named Customers, including (a) all such revenue generated by the Named Customers using DonorDirect (including any improvements or enhancements to, new versions of, and successor programs to, DonorDirect and any affiliated and related components), and (b) except with respect to [*], all such revenue generated by Named Customer subscriptions that convert to Blackbaud Database Management Services (based on comparable Database Management Services only). For the avoidance of doubt, “gross revenues” shall take into account any discounts received by the Named Customers, shall mean revenues actually paid by, or accrued with respect to, such Named Customers, and shall include revenues actually paid by, or accrued with respect to, successors and assignees of Named Customers to the extent paid or payable by, or derived from, the transferred Named Customer but not those attributable to or derived from any entity that acquires a Named Customer.

“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“Earnout Acceptance Notice” shall have the meaning set forth in Section 1.4(b)(ii) hereof.

“Earnout Dispute Costs” shall have the meaning set forth in Section 1.4(b)(ii) hereof.

“Earnout Measurement Period” shall have the meaning set forth in Section 1.4(c)(ii).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Earnout Objection Notice” shall have the meaning set forth in Section 1.4(b)(ii) hereof.

“Earnout Payment Statement” shall have the meaning set forth in Section 1.4(b)(i) hereof.

“Earnout Payments” shall have the meaning set forth in Section 1.4(b)(i).

“Earnout Process Period” shall have the meaning set forth in Section 1.4(c)(i).

“Employee” shall mean any current or former employee of the Company or any of its Affiliates.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any of its Affiliates and any Company Personnel.

“Environmental Laws” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, the protection of human health and safety, or exposure to Hazardous Materials, including workplace health and safety Laws, packaging and labeling Laws and Laws relating to the Release or threatened Release of Hazardous Materials to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall have the meaning set forth in Section 2.12(e) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Account” shall have the meaning set forth in Section 1.3(b) hereof.

“Escrow Agent” shall have the meaning set forth in Section 1.3(b) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 1.3(b) hereof.

“Escrow Amount” shall mean [*].

“Escrow Funds” shall have the meaning set forth in Section 7.6 hereof.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.5(a) hereof.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.5(a) hereof.

“Examination Period” shall have the meaning set forth in Section 1.5(c) hereof.

“Excess Recovery” shall have the meaning set forth in Section 7.4(f) hereof.

“Final Closing Statement” shall have the meaning set forth in Section 1.5(c) hereof.

“Final Earnout Determination” shall have the meaning set forth in Section 1.4(b)(iii) hereof.

“Final Purchase Price Adjustments” shall have the meaning set forth in Section 1.5(c) hereof.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Financial Statements” shall have the meaning set forth in Section 2.7 hereof.

“First Earnout Amount” shall mean [*].

“First Earnout Payment” shall have the meaning set forth in Section 1.4(b)(i) hereof.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 2.6 hereof.

“Hazardous Materials” shall mean all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including any such materials defined, listed, regulated or identified under or described in any Environmental Laws (including, by way of example, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).

“Immigration Laws” shall have the meaning set forth in Section 2.31 hereof.

“Indebtedness” shall mean, with respect to any Person (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or should be, in accordance with GAAP or other generally accepted accounting principles as applicable to such Person, recorded as capital leases in respect of which such Person is liable as lessee, (e) any obligation of such Person in respect of bankers’ acceptances, (f) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (g) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), or (f) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (h) any refinancings of any of the foregoing obligations, (i) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations and (j) all accrued interest payable on any of the foregoing obligations.

“Indefinite Representations” shall have the meaning set forth in Section 7.1(a) hereof.

“Indemnified Party” shall have the meaning set forth in Section 7.3 hereof

“Indemnified Party Representative” shall have the meaning set forth in Section 7.5(a) hereof.

“Indemnifying Party Representative” shall have the meaning set forth in Section 7.5(a) hereof.

“Individual Threshold Amount” shall have the meaning set forth in Section 7.4 hereof.

“Informational Disclosures” shall have the meaning set forth in Section 8.6 hereof.

“Initial Purchase Price” means an amount equal to seventeen million six hundred twenty -five thousand dollars ($17,625,000).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) proprietary business, technical and know how information, non-public information and confidential information including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) proprietary processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names; and (vii) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) Copyrights; (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) Trademarks; (v) Trade Secrets; (vi) Mask Works; and (vii) any similar or equivalent rights to any of the foregoing (as applicable)

“Interested Person” shall have the meaning set forth in Section 2.16(a) hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall have the meaning set forth in Section 5.6(a) hereof.

“Knowledge of the Company” shall mean the actual knowledge of the Persons set forth in Schedule 9.1(1) hereto, and the knowledge that such Persons should have in performing their day-to-day duties for the Company, taking into account their tenure with the Company.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 2.12(c) hereof.

“Leased Real Property” shall have the meaning set forth in Section 2.12(b) hereof.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Company by third parties.

“Liens” shall have the meaning set forth in Section 2.10(a)(viii) hereof.

“Loss” shall have the meaning set forth in Section 7.2(a) hereof.

“Mask Works” shall mean any and all mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world.

“Merge/Purge Services” shall mean merge/purge services and analytics services which require data derived from merge/purge services provided.

“Merge/Purge Revenue” shall mean all gross revenues Blackbaud records in its consolidated financial statements (including the Company) under GAAP (subject to Section 1.4(c) hereof) generated for Merge/Purge Services provided to customers of Blackbaud and its Subsidiaries, whether former Company customers or not. For the avoidance of doubt, “gross revenues” shall take into account any discounts received by customers of Blackbaud and its Subsidiaries and shall mean revenues actually paid by, or accrued with respect to, such customers.

“Named Customers” shall mean those Persons listed on Schedule II hereto, including any successor to any such Person (whether by sale of stock, merger, purchase of all or substantially all of its assets or otherwise) and any assignee of a Contract between any such Person and Blackbaud or the Company relating to Database Management Services.

“Negotiation Period” shall have the meaning set forth in Section 1.5(c) hereof.

“Non-Continuing Employee” shall have the meaning set forth in Section 5.6(b) hereof.

“Non-Continuing Employee Severance Agreements and Releases” shall have the meaning set forth in Section 5.6(b) hereof.

“Official” shall have the meaning set forth in Section 2.26 hereof.

“Open Source Software” shall mean each of (i) “open source” code, as defined by the Open Source Initiative, (ii) “Free” code, as defined by the Free Software Foundation, and (iii) Software for which the human readable version (or source code) is available to the general public for use, modification and/or distribution free of charge or for a de minimis charge.

“Other Adjustment Amount” shall have the meaning set forth in Section 1.5(f) hereof.

“Owned Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights in which both are owned by the Company.

“Patents” shall mean any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world.

“Payment Dispute Notice” shall have the meaning set forth in Section 1.5(c) hereof.

“Permits” shall mean any permits, consents, licenses, certificates, registrations, certificate of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

“Person” shall mean shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.8(a) hereof.

“Pro Rata Share” shall mean, with respect to each Stockholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the number of Shares held by such Stockholder by (b) the total number of Shares. The Pro Rata Share of each Stockholder is listed on Schedule I hereto.

“Purchase Price Adjustments” shall have the meaning set forth in Section 1.3(a) hereof.

“Related Agreements” shall have the meaning set forth in Section 2.4 hereof.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

“Release Date” shall have the meaning set forth in Section 7.6 hereof.

“Representative” means, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors (or members of a similar governing body or with a similar role), employees, equity holders, consultants, advisors, agents and other representatives.

“Sale” shall have the meaning set forth in Recital B hereto.

“Schedule of Exceptions” shall have the meaning set forth in preamble to Article II hereof.

“Second Earnout Amount” shall mean [*].

“Second Earnout Payment” shall have the meaning set forth in Section 1.4(b)(i) hereof.

“Securities Act” shall have the meaning set forth in Section 4.7 hereof.

“Selected Independent Firm” shall have the meaning set forth in Section 1.5(d) hereof.

“Shares” shall have the meaning set forth in Recital A hereto.

“Special Representation” shall have the meaning set forth in Section 7.1(a) hereof.

“Straddle Tax Period” shall have the meaning set forth in Section 5.8(b) hereof.

“Stockholder Charter Documents” shall mean the certificate of incorporation, articles of incorporation or articles of organization and bylaws of a Stockholder, if applicable.

“Stockholder Indemnified Party” shall have the meaning set forth in Section 7.3 hereof

“Stockholder Representative” shall have the meaning set forth in the preamble hereof.

“Stockholder Representative Amount” shall have the meaning set forth in Section 1.3(c) hereof.

“Stockholder Representative Fund” shall have the meaning set forth in Section 1.3(c) hereof.

“Stockholders” shall have the meaning set forth in the preamble hereof.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Survival Date” shall have the meaning set forth in Section 7.1(a) hereof.

“Tax” or collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a transferor or predecessor entity.

“Tax Return” shall have the meaning set forth in Section 2.10(a)(i) hereof.

“Terminated Consultant” shall have the meaning set forth in Section 5.6(c) hereof.

“Third-Party Transaction Expenses” shall mean all fees and expenses incurred in connection with the Sale and the other Transactions, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties.

“Total Current Assets” shall mean the sum of (a) cash, (b) accounts receivable outstanding for 60 days or fewer from their invoice date (c) prepaid expenses, each as determined in accordance with GAAP, consistently applied with the Company’s past practices.

“Total Current Liabilities” shall mean the sum of (a) accounts payable and (b) accrued expenses and other current liabilities, each as determined in accordance with GAAP, consistently applied with the Company’s past practices. Without limitation, other liabilities in the definition of Total Current Liabilities shall include, subject to the last sentence of this definition, (a) any minimum payment obligations under any Contract related to any period ending up to the Closing Date that are due within twelve (12) months of the Closing Date; and (b) all wages, salary, bonuses, severance or other compensation payable to any Company Personnel prior to the Closing Date that the Company has not paid in full prior to the Closing Date. Notwithstanding the foregoing, Total Current Liabilities shall exclude deferred revenue, Company Transaction Expenses, Closing Company Indebtedness, obligations under capital leases, deferred rent, Taxes payable and deferred income Taxes.

“Total Earnout Amount” shall mean two million five hundred thousand dollars ($2,500,000).

“Trade Secrets” shall mean any and all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and proprietary business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and data collections.

“Trademarks” shall mean any and all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Transactions” shall have the meaning set forth in Section 2.4 hereof.

“Unresolved Earnout Objections” shall have the meaning set forth in Section 1.4(b)(ii) hereof.

“Working Capital” shall mean Total Current Assets of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date minus Total Current Liabilities of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date, in each case prior to giving effect to the Transactions.

“Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.5(e) hereof.

“Working Capital Deficiency” shall have the meaning set forth in Section 1.5(a) hereof.

“Working Capital Surplus” shall have the meaning set forth in Section 1.5(a) hereof.

“Working Capital Target” shall mean [*].

“Zanbar” shall have the meaning set forth in Section 1.3(d) hereof.

“Zanbar Capital Management” shall have the meaning set forth in Section 5.6(c) hereof.

[Remainder of Page Intentionally Left Blank.]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, Blackbaud, the Company, the Stockholder Representative and the Stockholders have caused this Agreement to be signed, all as of the date first written above.

Blackbaud:

BLACKBAUD, INC.

By:	/s/ Timothy Williams
Name:	Timothy Williams
Title:	SVP & CFO

The Company:

PUBLIC INTEREST DATA, INC.

By:	/s/ John T. Hennessy
Name:	John T. Hennessy
Title:	CEO

The Stockholder Representative:

/s/ Stephen W. Zautke
Name: Stephen W. Zautke, solely in his capacity as Stockholder Representative hereunder

The Stockholders:

THE MICHAEL F. MACLEOD REVOCABLE TRUST DATED 10/3/2000

By:	/s/ Michael F. MacLeod
Name:	Michael F. MacLeod
Title:	Trustee

[Signature Page to Stock Purchase Agreement]

THE DELBERT CLARK REVOCABLE TRUST DATED 3/8/2001

By:	/s/ Delbert Clark
Name:	Delbert Clark
Title:	Trustee

THE STEPHEN W. ZAUTKE TRUST, AS AMENDED

By:	/s/ Stephen W. Zautke
Name:	Stephen W. Zautke
Title:	Trustee

THE HANSEN FAMILY TRUST DATED 4/4/97, TRUST 3

By:	/s/ Gregory F. Hansen
Name:	Gregory F. Hansen
Title:	Trustee

THE CHRISTOPHER R. BARBER TRUST, AS AMENDED

By:	/s/ Christopher R. Barber
Name:	Christopher R. Barber
Title:	Trustee

THE JMS LIVING TRUST

By:	/s/ Joseph M. Stevens
Name:	Joseph M. Stevens
Title:	Trustee

[Signature Page to Stock Purchase Agreement]